Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

COINSTAR, INC.,

a Delaware corporation;

SESAME MERGECO, INC.,

a Delaware corporation;

ACMI HOLDINGS, INC.,

a Delaware corporation,

AMERICAN COIN MERCHANDISING, INC.,

a Delaware corporation; and

WELLSPRING CAPITAL MANAGEMENT LLC,

a Delaware limited liability company,

as Stockholder Representative

Dated as of May 23, 2004

CONTENTS

Section 1.	Definitions	2

Section 2.	The Merger; Effective Time	10

2.1	Merger of Acquisition Sub into Holdings	10

2.2	Effect of the Merger	10

2.3	Closing; Effective Time	10

2.4	Certificate of Incorporation and Bylaws; Directors	11

2.5	Conversion of Shares	11

2.6	Net Working Capital Adjustment	13

2.7	Closing of Holdings’ Transfer Books	14

2.8	Payment for Shares, Options and Warrants	15

2.9	Appraisal Shares	16

2.10	Debt Agreements	17

2.11	Trust Preferred Securities	17

2.12	Company Stock Options	18

2.13	Warrants	18

2.14	Acquired Corporation Transaction Costs	18

2.15	Piper Fee	18

Section 3.	Representations and Warranties of the Company	18

3.1	Due Organization and Good Standing; Subsidiaries	18

3.2	Certificate of Incorporation; Bylaws; Corporate Records	19

3.3	Capitalization	19

3.4	SEC Filings; Financial Statements	20

3.5	Absence of Certain Changes	22

3.6	Proprietary Assets	24

3.7	Public Software	26

3.8	Indemnification	26

3.9	Title to Assets; Real Property	27

3.10	Contracts	27

3.11	Customers and Suppliers	30

3.12	Compliance with Legal Requirements	31

3.13	Sarbanes-Oxley Act of 2002	31

3.14	Legal Proceedings; Orders	31

3.15	Governmental Authorizations	31

3.16	Tax Matters	32

3.17	Employee Benefit Plans; Employee Matters	34

3.18	Labor Matters	37

3.19	Environmental Matters	38

3.20	Insurance	38

3.21	Certain Business Practices	39

3.22	Product Warranties	39

3.23	Authority; Binding Nature of Agreement	39

3.24	Non-Contravention; Consents	40

3.25	Section 203 of the DGCL Not Applicable	41

3.26	Brokers	41

3.27	Rights Agreement	41

3.28	Liabilities	41

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3.29	Transactions with Affiliates	41

3.30	Bank Accounts	42

3.31	Vote Required	42

3.32	Accounting Controls	42

3.33	Licensing	42

3.34	Holdings Contracts, Assets and Financial Statements	43

Section 4.	Representations and Warranties of Parent and Acquisition Sub	43

4.1	Due Organization	43

4.2	Legal Proceedings	43

4.3	Authority; Binding Nature of Agreement	43

4.4	Non-Contravention; Consents	44

4.5	Not an Interested Stockholder	45

4.6	Brokers	45

4.7	Financing	45

4.8	SEC Reports	45

Section 5.	Covenants	46

5.1	Interim Operations of the Company	46

5.2	Meeting of Holdings’ Stockholders	49

5.3	Filings; Other Action	49

5.4	Access to Information; Confidentiality	50

5.5	Notification of Certain Matters	51

5.6	Publicity	52

5.7	Commercially Reasonable Efforts	52

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5.8	Agreement to Defend	55

5.9	Other Actions	55

5.10	Resignation of Directors	55

5.11	Tax Matters	55

5.12	Financing	55

5.13	Termination of Agreement(s)	56

5.14	Employee Benefit Plans	56

Section 6.	Conditions Precedent to Obligations of Parent and Acquisition Sub to Effect the Merger	56

6.1	Accuracy of Representations	56

6.2	Performance of Covenants	57

6.3	Stockholder Approval	57

6.4	Consents	58

6.5	Compliance Certificate	58

6.6	No Material Adverse Effect	58

6.7	HSR Act	58

6.8	No Restraints	58

6.9	No Governmental Litigation	58

6.10	No Other Litigation	58

6.11	Options and Warrants	59

6.12	Employment Arrangements	59

6.13	Financing	59

6.14	Payment of Debt	59

6.15	Redemption of Trust Preferred Securities	59

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6.16	Legal Opinion	59

6.17	FIRPTA Certificate	60

6.18	Repayment of Loans	60

6.19	SEC Filings; Financial Statements	60

6.20	Material Contracts	60

6.21	Acquired Corporation Transaction Costs	60

6.22	Indebtedness	60

Section 7.	Conditions to the Obligation of Holdings and the Stockholder Representative to Effect the Merger	61

7.1	Stockholder Approval	61

7.2	No Injunctions; Laws	61

7.3	Accuracy of Representations	61

7.4	Performance of Covenants	62

7.5	Documents	62

7.6	HSR Act	62

7.7	No Restraints	62

7.8	No Governmental Litigation	62

7.9	No Other Litigation	62

7.10	Consents	62

7.11	Legal Opinion	63

Section 8.	Termination	63

8.1	Termination	63

8.2	Effect of Termination	64

8.3	Termination Fee	64

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Section 9.	Miscellaneous Provisions	65

9.1	Amendment	65

9.2	Waiver	65

9.3	Entire Agreement; Counterparts	65

9.4	Applicable Law; Jurisdiction	65

9.5	Specific Performance	66

9.6	Non-Survival of Representations and Warranties	66

9.7	Attorneys’ Fees	66

9.8	Payment of Expenses	66

9.9	Binding Effect; Assignability	66

9.10	Notices	67

9.11	Stockholder Representative	68

9.12	Severability	69

9.13	Remedies Cumulative; Specific Performance	70

9.14	Construction	70

9.15	Counterparts	70

EXHIBITS

Exhibit 2.6(b)	Net Working Capital Schedule

Exhibit 2.6(b)(i)	Net Working Capital Calculation

Exhibit 3	Company Disclosure Schedule

Exhibit 3.1	Knowledge Attributable to the Acquired Corporations

Exhibit 5.4	Confidentiality Agreement

Exhibit 6.12	Fagundo Employment Agreement

Exhibit 6.16	Legal Opinion of Morrison, Cohen, Singer & Weinstein, LLP

Exhibit 6.17	FIRPTA Certificate

Exhibit 7.11	Legal Opinion of Perkins Coie LLP

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 23, 2004, by and among: Coinstar, Inc., a Delaware corporation (“Parent”); Sesame Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”); ACMI Holdings, Inc., a Delaware corporation (“Holdings”); American Coin Merchandising, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (the “Company”); and Wellspring Capital Management LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative pursuant to Section 9.11 hereof (the “Stockholder Representative”).

RECITALS

WHEREAS, each of the Boards of Directors of Holdings, the Company, Parent and Acquisition Sub has determined that it is in the best interests of its respective stockholders to effect a merger of Holdings and Acquisition Sub on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, Holdings, the Company, Parent and Acquisition Sub each desire that Parent cause Acquisition Sub to merge with and into Holdings for the Merger Consideration (as defined below) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the Boards of Directors of Holdings, on its own behalf as a party to this Agreement and as the sole stockholder of the Company, Parent, on its own behalf as a party to this Agreement and as the sole stockholder of Acquisition Sub, the Company and Acquisition Sub has approved this Agreement and the merger of Acquisition Sub with and into Holdings, with Holdings as the surviving corporation of such merger, wherein all issued and outstanding shares of common stock of Holdings, par value $.01 per share (the “Shares”), and all Shares issuable upon exercise of the Options and Warrants (as such terms are hereinafter defined), other than Appraisal Shares described in Section 2.9(c) hereof) will be converted at the Effective Time (as defined below) into the right to receive the Merger Consideration (as defined below), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of Holdings has declared that this Agreement is advisable, resolved to recommend that all holders of issued and outstanding Shares (the “Stockholders”) at the record date approve this Agreement and the Merger and determined that the Merger is fair to and in the best interests of Holdings and the Stockholders;

WHEREAS, the parties desire to make certain representations, warranties and covenants in connection with the Merger and also to prescribe various terms and conditions of the Merger;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Holdings, the Company, Parent, Acquisition Sub and Stockholder Representative hereby agree as follows:

Section 1. Definitions

For purposes of the Agreement:

“Accounting Arbitrator” means an independent accounting firm designated by the Stockholder Representative and Parent or by either one of them from time to time as necessary pursuant to Section 2.6(d).

“Acquired Corporations” means Holdings together with all of its direct and indirect subsidiaries.

“Acquired Corporation Contract” means any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any material asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any material obligation; or (c) under which any of the Acquired Corporations has or may acquire any material right or interest.

“Acquired Corporation Proprietary Asset” means any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

“Acquired Corporation Transaction Costs” means all costs and expenses incurred by one or more of the Acquired Corporations for accounting, legal, financial advisor and other fees and expenses, other than the Piper Fee and any fees incurred in connection with filings made under the HSR Act, incurred in connection with the negotiation and consummation of the sale of the Acquired Corporations, this Agreement and any other transactions contemplated hereunder, excluding any amounts paid out by the Acquired Corporations for expenses incurred in providing assistance to the Parent in accordance with Sections 5.4(b), 5.7(b) and 5.7(c).

“Acquired Corporation Transaction Cost Schedule” has the meaning assigned in Section 6.21.

“Acquisition Sub” has the meaning assigned in the preamble.

“Affiliate” means a Person that controls, is controlled by or is under common control with another Person.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning assigned in the preamble.

“Appraisal Shares” has the meaning assigned in Section 2.9(c).

“Approved Materials” has the meaning assigned in Section 5.7(b).

“Assets” means all the assets and properties owned, leased or licensed by any Acquired Corporation, except for the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

“Business” has the meaning assigned in Section 3.33.

“Certificate of Merger” has the meaning assigned in Section 2.3.

“COBRA” has the meaning assigned in Section 3.17(g).

“Closing” has the meaning assigned in Section 2.3.

“Closing Balance Sheet” has the meaning assigned in Section 2.6(b).

“Closing Date” has the meaning assigned in Section 2.3.

“Closing Statement” has the meaning assigned in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Common Merger Consideration” means an amount in cash equal to (a) the sum of (i) the Net Merger Consideration plus (ii) 50% of the Option Exercise Proceeds, plus (iii) 50% of the aggregate exercise price payable for all Shares that would be issuable upon exercise of the Warrants, plus (iv) the RF Loan Amount, divided by (b) the Fully Diluted Shares.

“Company” has the meaning assigned in the preamble.

“Company Disclosure Schedule” has the meaning assigned in Section 3.

“Company Estimated NWC” has the meaning assigned in Section 2.6(b).

“Company SEC Documents” has the meaning assigned in Section 3.4(a).

“Contract” means any binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment, undertaking or agreement of any nature.

“Deadline Date” has the meaning assigned in Section 8.1(b).

“Debt Agreements” has the meaning assigned in Section 2.10.

“December 31, 2003 Form 10-K” means the Company’s annual report on Form 10-K for the period ended December 31, 2003.

“DGCL” means the Delaware General Corporation Law.

“Draft 10-Q” has the meaning assigned in Section 5.4(b).

“Effective Time” has the meaning assigned in Section 2.3.

“Effective Time Stockholders” has the meaning assigned in Section 9.11(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except for restrictions on transfer arising federal or state securities laws.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Law” has the meaning assigned in Section 3.19.

“ERISA” has the meaning assigned in Section 3.17(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final NWC Decrease” has the meaning assigned in Section 2.6(f).

“Final NWC Determination” has the meaning assigned in Section 2.6(e).

“Financing Amount” has the meaning assigned in Section 4.7.

“Fully Diluted Shares” means the Shares outstanding at the Effective Time plus all Shares that would be issuable upon exercise of all of the Options and upon exercise of all of the Warrants.

“GAAP” means United States generally accepted accounting principles, as in effect as of the relevant date.

“Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization granted, given or otherwise made available by or under the authority of any Governmental Entity.

“Governmental Entity” means any federal, state, local municipal or other governmental department, commission, board, bureau, authority, court, agency or instrumentality, domestic or foreign.

“Holdings” has the meaning assigned in the preamble.

“Holdings Stock Certificate” has the meaning assigned in Section 2.7.

“Holdings Stock Option Plan” means Holdings’ 2002 Stock Option Plan, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” and “Indemnified Parties” have the meanings assigned in Section 5.7(d).

“Indemnity Account” means the separate bank account established by the Stockholder Representative that will be used by the Stockholder Representative solely to fund any obligation under Section 2.6(f).

“Junior Subordinated Indenture” means that certain Junior Subordinated Indenture, dated as of September 28, 1998, by and between American Coin Merchandising, Inc. and Wilmington Trust Company.

“Knowledge” and similar words and phrases such as “to the best of [person’s] knowledge,” means, with respect to such Person, if such Person is an individual, the actual knowledge of such Person or, with respect to any Entity, the actual knowledge of the Persons listed in Exhibit 3.1.

“Leased Premises” means all parcels of real estate subject to leases with terms of one year or more to which an Acquired Corporation is a party as lessee as identified on Section 3.9 of the Company Disclosure Schedule.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is applicable to such Person.

“Loan Repayment Amount” means all unpaid principal and interest on all Debt Agreements of the Company and other Acquired Corporations, including any fees and penalties for payment or prepayment and costs of termination, immediately prior to the Effective Time.

“Material Adverse Effect.” An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, change, failure, inaccuracy, circumstance or other matter has had, or could reasonably be expected to have, a material adverse effect on (i) the business, operations or financial condition of the Acquired Corporations taken as a whole or (ii) the ability of Holdings or the Company to timely consummate the Merger or any other transactions contemplated by the Agreement or perform any of their respective obligations under the Agreement. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, change, failure, inaccuracy, circumstance or other matter has had, or could reasonably be expected to have, a material adverse effect on (i) the business, operations or financial condition of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to timely consummate the Merger or any other transactions contemplated by the Agreement or perform any of its obligations under the Agreement.

“Material Contract” has the meaning assigned in Section 3.10.

“Merger” has the meaning assigned in the recitals.

“Merger Consideration” means a cash amount equal to $235,000,000.

“Merger Consideration Schedule” has the meaning assigned in Section 2.8(e).

“Net Merger Consideration” means the Merger Consideration minus the Loan Repayment Amount, the Trust Preferred Redemption Amount, the Piper Fee and the Acquired Corporation Transaction Costs.

“Net Working Capital” has the meaning assigned in Section 2.6(b).

“NWC Dispute Notice” has the meaning assigned in Section 2.6(d).

“Offering” has the meaning assigned in Section 5.7(b).

“Offering Information” has the meaning assigned in Section 5.7(b).

“Offering Materials” has the meaning assigned in Section 5.7(b).

“Offering Notice” has the meaning assigned in Section 5.7(b).

“Options” means the Holdings Share purchase options granted under the Holdings Stock Option Plan, or under any predecessor plan or arrangement under which options to purchase Shares were granted to employees, officers, directors and consultants of the Holdings or any Subsidiary of Holdings.

“Option Exercise Proceeds” means the aggregate exercise price payable for all Shares that would be issuable upon exercise of the Options less that portion of any applicable Taxes payable by or on behalf of Holdings, as the employer.

“Optionholder” means the holder of any Option.

“Parent” has the meaning assigned in the preamble.

“Parent Estimated NWC” has the meaning assigned in Section 2.6(c).

“Parent SEC Documents” has the meaning assigned in Section 4.8(a).

“Pension Plan” has the meaning assigned in Section 3.17(b).

“Person” means any individual or Entity.

“Piper Fee” means the fees and commission referenced in Section 3.26 as payable to U.S. Bancorp Piper Jaffray Inc. from the Merger Consideration.

“Piper Jaffray” has the meaning assigned in Section 3.26.

“Plans” has the meaning assigned in Section 3.17(a).

“Pre-Closing Period” has the meaning assigned in Section 5.1(a).

“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, data, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, or (b) right to use or exploit any of the foregoing.

“Pro Rata Percentage” means the number of Shares held or deemed to be held at the Effective Time by any Stockholder, Optionholder or Warrantholder, assuming full exercise of all Options and Warrants, divided by the Fully Diluted Shares.

“Public Software” has the meaning assigned in Section 3.7.

“Required Stockholder Vote” has the meaning assigned in Section 3.31.

“Revolving Credit Facility” means the credit facility pursuant to that certain Amended and Restated Credit Agreement, dated as of April 15, 2003, by and among the Company, the Lenders (as defined therein), Madison Capital Funding LLC, as Agent, and The Royal Bank of Scotland PLC, New York Branch, as Documentation Agent, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of February 13, 2004.

“RF Loan Amount” means $629,000 plus accrued interest owed by Randall J. Fagundo to Holdings.

“Rights Agreement” means the Rights Agreement between Holdings and Norwest Bank Minnesota, N.A., dated as of April 29, 1999.

“Scheduled Debt Payments” has the meaning assigned in Section 3.10(d)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning assigned in the recitals.

“Stockholder Pro Rata Basis” means each Stockholder’s, Optionholder’s or Warrantholder’s contribution to and/or payment from any amount allocable to the Net Working Capital Adjustment, the Indemnity Account or indemnification hereunder, which shall be the Pro Rata Percentage of the amount of Merger Consideration that such Stockholder, Optionholder or Warrantholder would otherwise be entitled to receive at the Effective Time, computed, in the case of any Optionholder or Warrantholder, without reduction pursuant to Section 2.5(a)(iii)(1)(B) or Section 2.5(a)(iv)(1)(B), respectively.

“Stockholder Representative” means Wellspring Capital Management LLC in its role as representative of the Stockholders.

“Stockholders” has the meaning assigned in the recitals.

“Stockholders’ Meeting” has the meaning assigned in Section 5.2(a).

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity interests of such Entity.

“Surviving Corporation” has the meaning assigned in Section 2.1.

“Tax” and “Taxes” mean any tax (including, without limitation, income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest, additions to tax or additional amounts imposed with respect thereto), imposed, assessed or collected by or under the authority of any Governmental Entity.

“Tax Affiliate” means each member of an Affiliated Group (for the period during which any of the Acquired Corporations and such member were included in that group).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Withholding Documentation” has the meaning assigned in Section 2.8(b).

“Termination Fee” means $6,000,000.

“Trust Preferred Redemption Amount” means the amount required to redeem the Trust Preferred Securities immediately prior to the Effective Time, including any fees and penalties for payment.

“Trust Preferred Securities” has the meaning assigned in Section 2.11.

“Updated Holdings Financial Statements” has the meaning assigned in Section 3.4(d).

“Updated Financial Statements” has the meaning assigned in Section 3.4(c).

“Updated Holdings Financial Statements” has the meaning assigned in Section 3.4(d).

“Updated Interim Financial Statements” has the meaning assigned in Section 5.4(b).

“Warrantholder” means the holder of any Warrant.

“Warrants” means the warrant agreements of Holdings for the purchase of Shares or shares of any Subsidiary of Holdings, as all listed in Section 2.13 of the Company Disclosure Schedule.

“Welfare Plan” has the meaning assigned in Section 3.17(b).

Section 2. The Merger; Effective Time

2.1 Merger of Acquisition Sub into Holdings

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into Holdings, and the separate existence of Acquisition Sub shall cease. Holdings will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Acquisition Sub in accordance with the DGCL.

2.2 Effect of the Merger

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. If at any time after the Effective Time, Holdings or the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Holdings and the Acquisition Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Holdings and the Acquisition Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Holdings and the Acquisition Sub or otherwise to take any and all such action.

2.3 Closing; Effective Time

On the earliest practicable business day, but no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7, the parties hereto shall cause a properly executed certificate of merger (or, if appropriate, a certificate of ownership and merger) conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the

State of Delaware (the “Effective Time”). At 10:00 a.m. (New York time) on the date (the “Closing Date”) on which the Certificate of Merger is to be so filed, a closing (the “Closing”) shall be held at the offices of Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, NY 10022 (or such other place or time as Parent and Holdings may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7.

2.4 Certificate of Incorporation and Bylaws; Directors

Unless otherwise jointly determined by Parent and Holdings prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time; provided, however, that, at the Effective Time, Article I thereof shall be amended to read as follows: “The name of this corporation is Sesame Holdings, Inc.”;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.5 Conversion of Shares

Subject to Section 2.11, at the Effective Time, by virtue of the Merger and without any further corporate action on the part of Parent, Acquisition Sub, Holdings or any Stockholder of Holdings (except that the Board of Directors of Holdings or any committee administering the Holdings Option Plan shall, prior to the Effective Time, take all actions necessary so that all outstanding Options heretofore granted shall become fully vested and exercisable (whether or not currently exercisable) immediately prior to the Effective Time):

(a) (i) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.5(a)(ii) and any Appraisal Shares (as provided in Section 2.9)) shall be automatically converted into solely the right to receive at Closing in cash the Common Merger Consideration;

(ii) each Share owned by Holdings immediately prior to the Effective Time shall be automatically canceled and extinguished without any exchange thereof and without any further action on the part of Parent, Acquisition Sub or the Surviving Corporation;

(iii) no outstanding Options shall be assumed by Parent, Acquisition Sub or the Surviving Corporation, and Holdings agrees to cause such Options to be exercised or canceled and extinguished immediately prior to the Effective Time; each Option that is exercisable immediately prior to the Effective Time shall be cancelled upon payment at Closing to the Optionholder (against delivery of the Option for cancellation) of an amount equal to (1) the difference between (A) the Common Merger Consideration and (B) the exercise price payable per Share upon exercise of such Option, multiplied by (2) the number of Shares for which such Option is exercisable;

(iv) no outstanding Warrants shall be assumed by Parent, Acquisition Sub or the Surviving Corporation, and Holdings agrees to cause such Warrants to be exercised or canceled and extinguished immediately prior to the Effective Time, and each Warrant shall thereafter represent only the right to receive, upon delivery of the Warrant, an amount equal to (1) the difference between (A) the Common Merger Consideration and (B) the exercise price payable per Share upon exercise of such Warrant, multiplied by (2) the number of Shares for which such Warrant is exercisable;

(v) Randall J. Fagundo shall repay the RF Loan Amount at Closing by having the Common Merger Consideration payable to him pursuant to Section 2.5(a)(i) above reduced by the RF Loan Amount; and

(vi) Notwithstanding the foregoing provisions of this Section 2.5(a), an amount equal to 10% of the Common Merger Consideration otherwise payable to each Stockholder, Optionholder or Warrantholder multiplied by the number of Shares that such Stockholder owns at Closing, or in the case of an Optionholder or Warrantholder, the number of Shares that such Optionholder or Warrantholder would have owned had such Optionholder or Warrantholder exercised their respective Options or Warrants at Closing, shall be withheld from such Stockholder, Optionholder or Warrantholder and deposited in the Indemnity Account;

(b) all shares of common stock, par value $.01 per share, of Acquisition Sub then outstanding shall, in the aggregate, be converted into one Share;

(c) if, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of Shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of Shares, reclassification, recapitalization or other similar transaction, then the Common Merger Consideration shall be appropriately adjusted so that the aggregate Merger Consideration shall remain the same.

2.6 Net Working Capital Adjustment

(a) The parties hereto expect and intend that, from December 31, 2003 through Closing, the Acquired Corporations have been and will be operated in a manner consistent with prior practices, and consistent with the Acquired Corporations’ ongoing operations.

(b) At least two (2) business days prior to the estimated Closing, Holdings and the Company shall prepare in good faith and deliver to Parent a preliminary projected balance sheet as of the anticipated Closing (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared according to GAAP consistent with the Company’s past practices and shall be accompanied by a projected statement of income in accordance with GAAP consistent with the Company’s past practices for the period ended at the anticipated Closing (the “Closing Statement”). In addition, the Company shall provide a schedule reasonably detailing the Company’s estimate as of the projected Closing (the “Company Estimated NWC”) of the net working capital of the Company (the “Net Working Capital”) prepared in accordance with the provisions set forth on Exhibits 2.6(b) and 2.6(b)(i). The Company shall consult with Parent during the preparation of the Company Closing Balance Sheet, the Closing Statement and the Company Estimated NWC.

(c) As promptly as practicable after the Closing, but in no event more than twenty-one (21) days after the Closing, Parent shall prepare a schedule calculating the Net Working Capital prepared in accordance with the provisions set forth on Exhibits 2.6(b) and 2.6(b)(i) (the “Parent Estimated NWC”), and may engage KPMG LLP or such other nationally recognized accounting firm to verify the determination of the Parent Estimated NWC at Parent’s sole cost. The Parent Estimated NWC shall be prepared in accordance with the provisions set forth on Exhibits 2.6(b) and 2.6(b)(i). The Parent Estimated NWC shall be promptly delivered to the Stockholder Representative as soon as it is available for review and comment, and Parent and the Stockholder Representative shall thereafter attempt to reach agreement on the Parent Estimated NWC. Parent and the Stockholder Representative shall have access to the work papers of Holdings, Company and Parent used in the preparation of the Parent Estimated NWC.

(d) If the Stockholder Representative and Parent are unable to agree on the Parent Estimated NWC and the amount(s) to be paid in accordance with the Net Working Capital provisions of this Section 2.6, then the Stockholder Representative shall present any objections or comments in writing to Parent no later than ten (10) days after the Stockholder Representative’s receipt of the Parent Estimated NWC, specifying in reasonable detail any objections thereto (the “NWC Dispute Notice”). Parent and the Company shall be deemed to have agreed with all other items and amounts contained in the Parent Estimated NWC. If within twenty (20) business days after Parent’s receipt of the NWC Dispute Notice, Parent and the Stockholder Representative are unable to resolve informally matters raised by the NWC Dispute Notice and the Stockholder Representative has not retracted the NWC Dispute Notice, the parties shall submit the NWC Dispute Notice to the Accounting Arbitrator for

resolution. If the parties are unable to agree upon one Accounting Arbitrator, each shall appoint an Accounting Arbitrator and these appointees shall appoint a third Accounting Arbitrator (collectively the “Accounting Arbitrators”), in which case the resolution of the items contained in the NWC Dispute Notice shall be made by a majority decision of the Accounting Arbitrators. The Accounting Arbitrator(s) shall be directed to make a resolution within thirty (30) days of engagement limited to those areas at issue and determined in accordance with Exhibits 2.6(b) and 2.6(b)(i), and such resolution shall be conclusive and binding on all parties. Parent and the Stockholder Representative shall each pay the costs and expense of their own Accounting Arbitrator, accountants and attorneys and shall bear equally the expense of the independent Accounting Arbitrator.

(e) To the extent that the Company’s Net Working Capital as of the Closing (as finally determined in accordance with the provisions set forth above, a “Final NWC Determination”) results in a Net Working Capital figure of over $9,000,000, then no adjustment of Merger Consideration shall be required.

(f) To the extent that a Final NWC Determination results in a Net Working Capital figure that is less than $9,000,000 (with the amount by which $10,000,000 exceeds the Net Working Capital being the “Final NWC Decrease”), then within five (5) business days following such Final NWC Determination, the Stockholder Representative shall pay Parent an amount of cash equal to such Final NWC Decrease from the Indemnity Account.

(g) Any adjustments in connection with the Net Working Capital in this Section 2.6 shall be treated as a decrease in the Merger Consideration.

(h) Upon the Final NWC Determination and payment of the Final NWC Decrease, if any, each Stockholder, Warrantholder and Optionholder shall be paid his, her or its Pro Rata Percentage of any balance in the Indemnity Account.

2.7 Closing of Holdings’ Transfer Books

At the Effective Time: (a) all Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 2.5 and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except the right to receive their respective portions of the Merger Consideration and other consideration provided for in Section 2.5 and as otherwise provided herein; and (b) the stock transfer books of Holdings shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Shares (a “Holdings Stock Certificate”) is presented to the Surviving Corporation or Parent, such Holdings Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.8.

2.8 Payment for Shares, Options and Warrants

(a) Each recipient of Merger Consideration wishing to receive Merger Consideration by wire transfer shall provide wire transfer instructions to Parent at least two (2) business days prior to Closing.

(b) Each Stockholder shall deliver to Parent at or prior to Closing such Stockholder’s Holdings Stock Certificates duly endorsed for transfer, together with IRS Forms W-8 or W-9, as applicable (the “Tax Withholding Documentation”), against payment of the Common Merger Consideration as provided in Section 2.5.

(c) Each Optionholder shall deliver to Parent at or prior to Closing such Optionholder’s Option marked cancelled and endorsed by such Optionholder, together with any Tax Withholding Documentation, against delivery of the amounts payable to such Optionholder under Section 2.5.

(d) Each Warrantholder shall deliver to Parent at or prior to Closing such Warrantholder’s Warrant marked cancelled and endorsed by such Warrantholder, together with any Tax Withholding Documentation, against delivery of the amounts payable to such Warrantholder under Section 2.5

(e) Parent shall cause the respective portions of the Merger Consideration to be paid by wire transfer at the Closing and at or prior to the Effective Time to the Persons and in the amounts set forth on a schedule to be provided to Parent by Holdings at least two (2) business days prior to Closing, which schedule shall reflect the amounts due to such Persons as provided in Section 2.5 (the “Merger Consideration Schedule”), provided (i) that Parent shall cause the Merger Consideration payable to any such Person who has not provided appropriate wire transfer instructions as provided in Section 2.8(a) to be paid by cashier’s check mailed at the Closing via certified mail, return receipt requested, (ii) that Parent shall cause that portion of the Merger Consideration payable to the Optionholders to be paid by wire transfer to a payroll processing service to be designated by Holdings at least two (2) business days prior to Closing, which payment shall be accompanied by a schedule reflecting the amounts due to each Optionholder as set forth on the Merger Consideration Schedule and (iii) that all amounts paid or prepaid by Holdings or the Company on account of Acquired Corporation Transaction Costs shall at Closing be paid from the Merger Consideration to Holdings or the Company, as the case may be, and so identified on the Merger Consideration Schedule.

(f) In the event that any Stockholder, Optionholder or Warrantholder, as the case may be, fails to deliver his, her or its Holdings Stock Certificates, Options or Warrants, as the case may be, Parent shall cause the amounts payable upon surrender of such Holdings Stock Certificates, Options or Warrants, as the case may be, to be paid by wire transfer to the Surviving Corporation, and thereafter Parent and the Surviving Corporation shall be jointly and severally liable with respect to the cash amounts payable upon surrender of such Holdings Stock Certificates, Options or Warrants, as the case may be. Neither Parent nor the Surviving Corporation shall be liable to any holder of a Holdings Stock Certificate, Option or Warrant for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) If any Holdings Stock Certificate, Option or Warrant shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Holdings Stock Certificate, Option or Warrant to be lost, stolen or destroyed (and, if required by the Surviving Corporation, the signing of an agreement to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Holdings Stock Certificate, Option or Warrant), Parent shall pay in exchange for such lost, stolen or destroyed Holdings Stock Certificate, Option or Warrant the cash amount payable in respect thereof pursuant to the Merger Consideration Schedule.

(h) In the event of a transfer of ownership of Shares that is not registered in the transfer records of Holdings, payment may be made with respect to such Shares to a transferee of such Shares if a Holdings Stock Certificate representing such Shares is presented to Parent, accompanied by all documents reasonably required by Parent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(i) Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares, Options or Warrants such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

2.9 Appraisal Shares

(a) Notwithstanding anything to the contrary contained in this Agreement, any Shares that constitute Appraisal Shares (as defined in Section 2.9(c)) shall not be converted into or represent the right to receive Common Merger Consideration in accordance with Section 2.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Surviving Corporation to purchase the Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Appraisal Shares) Common Merger Consideration in accordance with Section 2.5.

(b) Holdings (i) shall give Parent written notice of any demand by any Stockholder of Holdings for appraisal of such Stockholder’s Shares pursuant to the DGCL, and (ii) shall negotiate and proceed with respect to any such demand pursuant to the instructions of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Shares outstanding immediately prior to the Effective Time that are held by Stockholders who are entitled to demand and who properly demand appraisal of such Shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL, and who have not effectively withdrawn or lost such holder’s appraisal rights under the DGCL.

2.10 Debt Agreements

At or prior to and in connection with the Closing, the Acquired Corporations and the Acquired Corporations’ Boards of Directors shall take all such actions as each is permitted or required to take under the terms of all loans, promissory notes, lines of credit, swaps, interest rate derivatives, other interest rate derivative products or similar obligations of the Acquired Corporations (the “Debt Agreements”), which are listed in Section 2.10 of the Company Disclosure Schedule (as defined below), to ensure that all obligations pursuant to each of the Debt Agreements are terminated, and commitments thereunder for future fundings are terminated and all collateral and guaranties therefor have been released, in connection with the Closing. Notwithstanding the other provisions of this Section 2 and subject to and at Closing, the Loan Repayment Amount shall be deducted from the Merger Consideration and used to pay all amounts due in connection with the termination of the Debt Agreements.

2.11 Trust Preferred Securities

At or prior to the Effective Time: (a) each of the Acquired Corporations and its Board of Directors shall take all such actions as it is permitted or required to take in order to make irrevocable arrangements to redeem the Company’s Ascending Rate Cumulative Trust Preferred Securities (the “Trust Preferred Securities”), including the deposit from the Merger Consideration with the trustee of funds sufficient to pay in full all outstanding obligations under the Trust Preferred Securities, including all accrued interest and all interest that will accrue after the Effective Time under the Junior Subordinated Indenture after the giving of notice of redemption at the Closing; (b) the trustee under the Junior Subordinated Indenture shall have provided written acknowledgement of the satisfaction and discharge of the Junior Subordinated Indenture as provided in Section 4.1 of the Junior Subordinated Indenture; and (c) if required by the trustee under the Junior Subordinated Indenture, counsel for the Company will provide an opinion to such trustee in accordance with the Junior Subordinated Indenture. Notwithstanding the other provisions of this Section 2 and subject to and at Closing, the Trust Preferred Redemption Amount shall be deducted from the Merger Consideration and used to pay all amounts due in connection with the redemption of the Trust Preferred Securities.

2.12 Company Stock Options

Holdings, Holding’s Board of Directors and each committee thereof shall promptly after the date of this Agreement, take all such actions as it is permitted or required to take under the terms of the Holdings Stock Option Plan to give effect to Section 8.3(ii) thereof such that all Options shall be exercised, to the extent then exercisable, or shall terminate no later than immediately prior to the Effective Time.

2.13 Warrants

Prior to the Effective Time, Holdings, Holdings’ Board of Directors and each committee thereof shall take all such actions as it is permitted or required to take under the terms of the Warrant Agreements listed in Section 3.3(b) of the Company Disclosure Schedule (the “Warrants”), to ensure that all outstanding warrants to purchase shares of common stock of the Company have been exercised or otherwise provided for so that they are cancelled.

2.14 Acquired Corporation Transaction Costs

Notwithstanding the other provisions of this Section 2 and subject to and at Closing, the aggregate amount of all unpaid Acquired Corporation Transaction Costs, as identified on the Acquired Corporation Transaction Cost Schedule (as defined in Section 6.21) shall be deducted from the Merger Consideration and used to pay all such Acquired Corporation Transaction Costs.

2.15 Piper Fee

Notwithstanding the other provisions of this Section 2 and subject to and at Closing, an amount equal to the Piper Fee shall be deducted from the Merger Consideration and used to pay the Piper Fee to Piper Jaffray at Closing.

Section 3. Representations and Warranties of the Company

Holdings and the Company jointly and severally represent and warrant to Parent and Acquisition Sub that, except to the extent set forth in the disclosure schedule delivered to Parent on the date of and prior to the execution of this Agreement, a copy of which is attached hereto as Exhibit 3 (the “Company Disclosure Schedule”):

3.1 Due Organization and Good Standing; Subsidiaries

Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to (a) conduct its business in the manner in which its business is currently being conducted and as currently proposed to be conducted, (b) own, operate and lease its properties and assets in the manner in which its assets are currently owned and used and as currently proposed to be owned and used, (c) perform its obligations under this Agreement and all Material Contracts by which it is bound and (d) consummate the transactions contemplated hereby and thereby. Each Acquired Corporation is duly qualified and licensed to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company. Holdings has no subsidiaries except for the Company, which is a wholly-owned subsidiary. The Company has no subsidiaries except for American Coin Merchandising Trust I, American Coin Merchandising Trust II, American Coin Merchandising Trust III, American Coin Merchandising Trust IV, ACMI Canada, Inc. and Folz Vending, Inc. The directors and officers of each of the Acquired Corporations are set forth in Section 3.1 of the Company Disclosure Schedule. None of the Acquired Corporations is a general partner of, or is otherwise liable for any of the debts or other obligations of any general partnership, limited partnership or other Entity.

3.2 Certificate of Incorporation; Bylaws; Corporate Records

Holdings has delivered or made available to Parent or its counsel accurate and complete copies of (a) the certificate of incorporation and bylaws of Holdings and other charter and organizational documents of the respective Acquired Corporations as currently in effect, including all amendments thereto, (b) the minutes of the meetings of the Stockholders of Holdings, the Board of Directors of Holdings and all committees of the Board of Directors of Holdings and the other Acquired Corporations since February 11, 2002, and (c) the stock records of Holdings and the Acquired Corporations.

3.3 Capitalization

(a) The authorized capital stock of Holdings consists of: 6,000,000 Shares, of which 4,915,367 Shares are issued and outstanding, and there is no other issued or outstanding capital stock of Holdings. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no Shares held by any of the other Acquired Corporations. Except as provided in Section 3.3(a) of the Company Disclosure Schedule, (i) none of the outstanding Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or similar right of first refusal in favor of Holdings, (ii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Shares, and (iii) none of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares.

(b) (i) 352,187 Shares are subject to issuance pursuant to outstanding Options to purchase Shares or existing contractual obligations (other than the Warrants) to issue shares; and (ii) 427,838 shares are reserved for future issuance to holders of the Warrants. Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option or contractual obligation outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Shares subject to such Option or contractual obligation; and (iii) the exercise price of such Option. No options have been granted outside the Holdings Stock Option Plan. Holdings has delivered or made available to Parent or its counsel accurate and complete copies of the Holdings Stock Option Plan covering the Options outstanding as of the date of this Agreement, and the forms of all stock option and all other agreements related to or evidencing such Options or such contractual obligations.

(c) Except as provided in Section 3.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock of any Acquired Corporation; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock of any Acquired Corporation; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of Holdings and the Company, any claim, condition or circumstance by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any Acquired Corporation.

(d) All outstanding shares of each Acquired Corporation have been issued and granted in compliance with, except where non-compliance is not expected to have a Material Adverse Effect on the Acquired Corporations, (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of the Acquired Corporations have been duly authorized and are validly issued, fully paid and nonassessable, and other than the Shares and the shares of the Company owned by Holdings, are owned beneficially and of record by the Company. Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of the Acquired Corporations are free and clear of any Encumbrances.

(f) At the Effective Time, subject to the terms and conditions of this Agreement, the Shares will be transferred to Parent free and clear of all Encumbrances.

3.4 SEC Filings; Financial Statements

(a) All registration statements, reports and definitive proxy statements required to be filed by the Company with the SEC between January 1, 2002 and the date of this Agreement (the “Company SEC Documents”) have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except as provided in Section 3.4(b) of the Company, Disclosure Schedule, as of the time filed with the SEC, the consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or the Exchange Act regulations promulgated by the SEC); and (iii) fairly presented, in all material respects, the financial position of the Company and its consolidated subsidiaries, as of the respective dates thereof and the results of operations of the Company and its consolidated subsidiaries for the periods covered thereby.

(c) The Company has delivered to Parent (i) balance sheets and statements of operations, shareholders’ equity and cash flows of the Company at and for the fiscal years ended December 31, 2002 and 2003, and accompanying notes, audited by KPMG LLP, independent auditors and certified public accountants, and (ii) its March 31, 2004 consolidated financial statements (the “Updated Financial Statements”), as included in the Company’s quarterly report on Form 10-Q for the period ending on March 31, 2004. Except as provided in Section 3.4(b) of the Company, Disclosure Schedule, the Company’s financial statements and the Updated Financial Statements have been prepared in conformity with GAAP on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated and, in the case of the Updated Financial Statements, subject to normal year-end adjustments and the absence of footnotes.

(d) Holdings has delivered to Parent (i) balance sheets and statements of operations, shareholders’ equity and cash flows of Holdings at and for the fiscal years ended December 31, 2002 and 2003, and accompanying notes, audited by KPMG LLP, independent auditors and certified public accountants, and (ii) Holdings’ March 31, 2004 financial statements (the “Updated Holdings Financial Statements”). Holdings’ financial statements and the Updated Holdings Financial Statements have been prepared in conformity with GAAP on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of Holdings as of the dates and for the periods indicated and, in the case of the Updated Holdings Financial Statements, subject to normal year-end adjustments and the absence of footnotes.

3.5 Absence of Certain Changes

Since December 31, 2003 and prior to the date of this Agreement neither Holdings nor any other Acquired Corporation has:

(a) suffered any adverse change with respect to its business or financial condition which, individually or together with any adverse changes suffered by one or more other Acquired Corporations with respect to its business or financial condition, has had a Material Adverse Effect on the Acquired Corporations;

(b) suffered any material loss, damage or destruction to or any material interruption in the use of any of the assets of any Acquired Corporation that constitute materials assets of the Acquired Corporations taken as a whole;

(c) amended its certificate of incorporation or bylaws or any other charter or organizational documents;

(d) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP;

(e) except as set forth in Section 3.5(e) of the Company Disclosure Schedule, sold or transferred any material portion of its assets, except in the ordinary course of business;

(f) except as set forth in Section 3.5(f) of the Company Disclosure Schedule, issued any capital stock or other securities or options or other rights to acquire capital stock or other securities, or any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any Acquired Corporation’s capital stock other than any dividend to the Company or any other Acquired Corporation and other than dividends on the Trust Preferred Securities;

(g) effected or been a party to any repurchase, redemption or other acquisition by any Acquired Corporation of any outstanding shares of capital stock or other equity securities of any Entity, except any acquisition of capital stock or other equity securities of, or other ownership interests in, any Acquired Corporation and except as contemplated by any employee benefit plans of any Acquired Corporation;

(h) declared, set aside or paid any dividend or other distribution with respect to any of its capital stock other than any dividend to the Company or any other Acquired Corporation and other than dividends on the Trust Preferred Securities;

(i) effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

(j) formed any Subsidiary or acquired any equity interest in any other Entity;

(k) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since December 31, 2003, exceeds $6,000,000 in the aggregate;

(l) except as set forth in Section 3.5(l) of the Company Disclosure Schedule, entered into, amended or terminated, or waived any material right or remedy under, any Material Contract, other than customer contracts not listed in Section 3.10(a)(i) of the Company Disclosure Schedule, or any outstanding equity or debt security of any Acquired Corporation;

(m) except as set forth in Section 3.5(m) of the Company Disclosure Schedule, (i) acquired, leased or licensed any material right or other material asset from any other Person or (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material assets to any other Person, in either case other than in the ordinary course of business;

(n) written off as uncollectable, or established any extraordinary reserve with respect to, any accounts receivable or other indebtedness other than in the ordinary course of business and which in the aggregate are not material to the Acquired Corporations taken as a whole;

(o) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices and pledges made pursuant to the Debt Agreements;

(p) except as set forth in Section 3.5(p) of the Company Disclosure Schedule, (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money except pursuant to the Revolving Credit Facility, in each case other than in the ordinary course of business;

(q) (i) established or adopted any Plan (as defined in Section 3.17(a)), (ii) caused or permitted any Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than payments, bonuses, raises or other similar compensation paid or given in the ordinary course of business consistent with past practice;

(r) (i) made or changed any Tax election; (ii) adopted or changed any method of accounting with respect to Taxes; (iii) filed any amended Tax Return; (iv) surrendered any right to a claim for Taxes; or (v) entered into any closing agreement, settled any Tax claim or assessment, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(s) except as set forth in Section 3.5(s) of the Company Disclosure Schedule, commenced or settled any material Legal Proceeding;

(t) entered into any material transaction or taken any other material action that has had a Material Adverse Effect on the Acquired Corporations;

(u) except as set forth in Section 3.5(u) of the Company Disclosure Schedule, entered into any material transaction outside the ordinary course of business or materially inconsistent with past practices;

(v) entered into any agreement to take any of the actions referred to in clauses “(c)” through “(u)” of this sentence.

3.6 Proprietary Assets

(a) (i) Section 3.6(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned or exclusively licensed in perpetuity by the Acquired Corporations and registered with any Governmental Entity or for which an application has been filed with any Governmental Entity: (A) a brief description of such Proprietary Asset; and (B) the names of the jurisdictions covered by the applicable registration or application.

(ii) Section 3.6(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all Proprietary Assets that (A) are owned or exclusively licensed in perpetuity by an Acquired Corporation, (B) are material to the business of the Acquired Corporations taken as a whole, (C) are not disclosed in Section 3.6(a)(i) of the Company Disclosure Schedule, and (D) constitute one or more of the following: an unregistered trademark, trade name, fictitious business name, unregistered service mark, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology or proprietary right.

(iii) Except as provided in Section 3.6(a)(iii) of the Company, Disclosure Schedule, no Acquired Corporation has any ongoing royalty or payment obligations with respect to any Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public). The use by the Acquired Corporations of any of the Acquired Corporations Proprietary Assets as currently conducted and as proposed to be conducted does not and will not, and will not upon provision of notice, lapse of time or both, constitute a breach or default under, or otherwise violate, any Contract.

(iv) The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets identified in Sections 3.6(a)(i) and 3.6(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (A) any lien for current taxes not yet due and payable, (B) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the asset subject thereto or materially impair the operations of any of the Acquired Corporations, and (C) those liens created under the Debt Agreements, which terminate at Closing. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Sections 3.6(a)(i) and 3.6(a)(ii) of the Company Disclosure Schedule. Except as set forth in Section 3.6(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has ownership rights, it being acknowledged for this purpose, Proprietary Assets do not include any data which a Person may have provided to the Company, and “developed jointly” and do not include any facility or assistance such Person may have provided to the Company with respect to data acquisition. Such data, facility and assistance are identified in Section 3.6(a)(iv) of the Company Disclosure Schedule.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Acquired Corporation Proprietary Assets that are material to the business of the Acquired Corporations (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). To the knowledge of each of the Acquired Corporations, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation’s Proprietary Assets.

(c) To the knowledge of Holdings and each of the Acquired Corporations: (i) all patents, trademarks, service marks and copyrights listed in Section 3.6(a)(i) of the Company Disclosure Schedule are valid and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes or misappropriates any Proprietary Assets owned or used by any other Person, (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Assets owned or used by any other Person, and, except for any immaterial alleged infringement that has been cured, none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any written notice or other written communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Assets owned or used by any other Person infringes, any material Acquired Corporation Proprietary Asset.

(d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is now being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) except as set forth in Section 3.6(d) of the Company Disclosure Schedule, entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

(e) To the knowledge of Holdings and each of the Acquired Corporations, no current or former executive officer of any Acquired Corporation is competing against, soliciting customers or employees from, or using material Proprietary Assets of any Acquired Corporation. To the knowledge of Holdings and each of the Acquired Corporations, there is no unauthorized use, disclosure, infringement, violation or misappropriation of any Acquired Corporation’s material Proprietary Asset, including to any employee or former employee of an Acquired Corporation.

3.7 Public Software

To the knowledge of Holdings and each of the Acquired Corporations, no Public Software (a) was or is used in connection with the development of any Acquired Corporation’s Proprietary Asset or is used in the business of the Acquired Corporations as presently conducted or as proposed to be conducted, or (b) was or is incorporated in whole or in part into or otherwise forms any part of any Acquired Corporation Proprietary Asset. “Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g. PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

3.8 Indemnification

Except as set forth in Section 3.8 of the Company Disclosure Schedule, no Acquired Corporation has entered into any agreement or offered to indemnify any Person against any charge of infringement by such Person of any of the Acquired Corporation’s Proprietary Assets or use thereof, or any other intellectual property or right. No Acquired Corporations has entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Acquired Corporation’s Proprietary Assets.

3.9 Title to Assets; Real Property

The Acquired Corporations have title to or contractual rights to use all of the material Assets. All Assets owned by the Acquired Corporations are held free and clear of any material liens or restrictions that would preclude their current use, except: (a) liens of current taxes and assessments not yet delinquent; (b) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen and the like; and (c) matters disclosed in Section 3.9 of the Company’s Disclosure Schedule. The Acquired Corporations do not own any real property and have valid leasehold interests in their Leased Premises. Section 3.9 of the Company Disclosure Schedule sets forth all leases pursuant to which facilities are leased, occupied or used by any Acquired Corporation (as lessee). To the knowledge of Holdings and each of the Acquired Corporations, each Acquired Corporation has complied in all material respects with the terms of all leases for the Leased Premises, and all such leases are in full force and effect. The Acquired Corporations’ offices, facilities and other structures and the Acquired Corporations’ personal property are adequate for the conduct of the business of such Persons and, to the Company’s and other Acquired Corporations’ knowledge, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the real property for the conduct of the business as presently conducted. The Acquired Corporations has received all necessary approvals with regard to occupancy of the real property occupied by the Acquired Corporations. The Acquired Corporations have delivered to Parent true and complete copies of all leases, subleases, rental agreements, contracts for sale, tenancies or licenses requiring the payment of more than $25,000 in aggregate and relating to the real property and personal property of such Acquired Corporations.

3.10 Contracts

(a) Section 3.10 of the Company Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of all currently effective written (or, to the knowledge of each Acquired Corporation, oral) contracts, agreements, leases, instruments or legally binding contractual commitments to which any Acquired Corporation is a party that meet any of the criteria under subsection (i) through (xii) below and, to the extent applicable, that meet the criteria under subsection (b)(i) or (ii) below (each, a “Material Contract”):

(i) any contract with a customer of any Acquired Corporation pursuant to which such the Acquired Corporation realized more than 0.115% of the consolidated gross revenues of the Acquired Corporations taken as a whole for the fiscal year ended December 31, 2003;

(ii) any contract for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000 in any fiscal year of an Acquired Corporation;

(iii) any contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments by an Acquired Corporation in excess of $50,000 in any fiscal year of an Acquired Corporation;

(iv) any Debt Agreement, and except for such Debt Agreements and the contracts listed in Section 3.10(a)(iv) of the Company Disclosure Schedule, there are no contracts relating to the borrowing of money or guaranty of indebtedness in excess of $50,000 in any fiscal year of an Acquired Corporation;

(v) any collective bargaining agreement or other agreement with any labor union;

(vi) any contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the capital stock or assets of an Acquired Corporation;

(vii) any contract limiting, restricting or prohibiting an Acquired Corporation from conducting business anywhere in the United States or elsewhere in the world or any contract limiting the freedom of an Acquired Corporation to engage in any line of business or to compete in any respects with any other Person;

(viii) any joint venture or partnership agreement;

(ix) contracts (other than customer contracts) requiring future payments of $50,000 or more in any fiscal year of an Acquired Corporation;

(x) any employment contract, severance agreement or other similar binding agreement or policy with any officer or director of an Acquired Corporation;

(xi) any contracts, agreements, invoices, billings or other similar agreements for accounting, legal, financial advisor or other fees and expenses, other than the Piper Fee, entered into or incurred in connection with the negotiation and consummation of the sale of the Acquired Corporations, this Agreement and any other transactions contemplated hereunder; and

(xii) any contract (other than “shrink-wrap,” “click wrap” or similar contracts for widely distributed commercially available software) for or with exclusive arrangements for product distribution, development, marketing, branding, services or software licenses by any Acquired Corporation.

(b) In addition, except as set forth in Section 3.10 of the Company Disclosure Schedule or as would otherwise not have a Material Adverse Effect on the Acquired Corporations, no Acquired Corporation has:

(i) any contract with any director, officer, stockholder, employee, agent, consultant, advisor, salesperson, sales representative, distributor, dealer or Subsidiary that cannot be canceled by the Acquired Corporation within 30 days’ notice without liability, penalty or premium;

(ii) except as set forth in Section 3.10(b)(ii) of the Company Disclosure Schedule, any agreement or arrangement (other than those described in Section 3.17, which shall also be deemed Material Contracts) providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of an Acquired Corporation;

(iii) except as disclosed in Section 3.10(b)(iii) of the Company Disclosure Schedule, any agreement with any change of control provision or similar provision where such change of control provisions or other provision would require any additional payment under such agreement as a result of the consummation of the transactions contemplated by this Agreement;

(iv) to the knowledge of the Acquired Corporations, after due inquiry of Richard Caretsky, Scott Contrera, William Murphy, James Staffa, and Nadine Westerman, received any notice that any party to a contract listed in Section 3.10 of the Company Disclosure Schedule intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

(v) any material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees; or

(vi) except for (1) existing agreements with officers and directors of the Company disclosed in Section 3.10 of the Company Disclosure Schedule, (2) the indemnification provisions set forth in Section 3.10(b)(vi) of the Company Disclosure Schedule and (3) indemnification provisions in customer contracts not listed in 3.10(a)(i), any agreements or commitments to provide indemnification.

(c) Holdings and the Company have made available to Parent a true and complete copy of each Material Contract (and a written description of each oral Material Contract, if any, which is included in Section 3.10 of the Company Disclosure Schedule), including all amendments or other modifications thereto. Except as set forth on Section 3.10 of the Company Disclosure Schedule, to the knowledge of Holdings and the Acquired Corporations, each Material Contract is a valid and legally binding obligation of an Acquired Corporation enforceable against the Acquired Corporation in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors’ rights generally and general principles of equity (whether applied in an action at law or in equity). Except as set forth in Section 3.10 of the Company Disclosure Schedule, each Acquired Corporation has performed, or expects to perform when due, all obligations required to be performed by it under the Material Contracts and no Acquired Corporation is in breach or default thereunder, except for breaches of and defaults under the Material Contracts that would not have a Material Adverse Effect on the Acquired Corporations. To the knowledge of each of the Acquired Corporations, no party to a Material Contract is in default thereunder, nor, to the knowledge of any Acquired Corporation, is there any event that with notice or lapse of time, or both, would constitute a default by any Acquired Corporation or, to the knowledge of any Acquired Corporation, by any other party thereunder, except for such default under the Material Contracts that would not have a Material Adverse Effect on the Acquired Corporations.

(d) Section 3.10(d) of the Company Disclosure Schedule sets forth a complete and accurate list, including the agreements, dates and dollar amounts of:

(i) all payments of principal and interest on any indebtedness made by any Acquired Corporation with respect to the Debt Agreements from December 31, 2003 through the date of this Agreement;

(ii) all payments of principal and interest on any indebtedness with respect to the Debt Agreements scheduled to be made by any Acquired Corporation (the “Scheduled Debt Payments”) from the date of this Agreement through July 31, 2004; and

(iii) all outstanding indebtedness of any Acquired Corporation with respect to the Debt Agreements as of the date of this Agreement.

3.11 Customers and Suppliers

Section 3.11 of the Company Disclosure Schedule sets forth: (a) a complete and accurate list of the customers of the Company accounting for 2% or more of the Company’s revenues during the fiscal year last ended and the period ended on the Closing Date, showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended on the Closing Date, and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 2% or more of the plush, novelty or confectionery goods or of the services purchased by the Company in the fiscal year last ended and the period ended on the Closing Date. To the knowledge of the Company after due inquiry of Richard Caretsky, Scott Contrera, William Murphy, James Staffa, and Nadine Westerman, no Acquired Corporation has received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material adverse modification to any relationship with any customers or suppliers named in Section 3.11 of the Company Disclosure Schedule.

3.12 Compliance with Legal Requirements

Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) each of the Acquired Corporations is, and has at all times been, in compliance with all material Legal Requirements except where failure to do so would not have a Material Adverse Effect on the Acquired Corporations and (ii) none of the Acquired Corporations has received any written notice from any Governmental Entity or other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement, the impact of which is, was or is reasonably expected to be material to the Acquired Corporations taken as a whole.

3.13 Sarbanes-Oxley Act of 2002

There is no failure on the part of any Acquired Corporation or, to the knowledge of Holdings, any of the Acquired Corporations’ directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Section 302 and 906 related to certifications.

3.14 Legal Proceedings; Orders

(a) Except as set forth in Section 3.14 of the Company Disclosure Schedule, as of the date of this Agreement:

(i) there is no Legal Proceeding pending (or, to the knowledge of any Acquired Corporation after due inquiry of Curtis Bridges, being overtly threatened) against any Acquired Corporation or Plan;

(ii) there is no material order, writ, injunction or judgment to which any Acquired Corporation or Plan is subject; and

(iii) to the knowledge of any of the Acquired Corporations after due inquiry of Curtis Bridges, no investigation or review by any Governmental Entity with respect to any Acquired Corporation is pending or is being overtly threatened.

(b) There are no material outstanding or unsatisfied judgments, orders, decrees or stipulations to which any Acquired Corporation is a party.

3.15 Governmental Authorizations

The Acquired Corporations hold, and Section 3.15 of the Company Disclosure Schedule sets forth, all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted, except for such failure(s) to hold permits as could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. The Governmental Authorizations held by the Company are valid and in full force and effect.

Each Acquired Corporation is, and at all times since its inception has been, in compliance with the terms and requirements of such Governmental Authorizations, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither Holdings nor any Acquired Corporation has received any written notice from any Governmental Entity (a) asserting any material violation of or failure to comply with any term or requirement of any material Governmental Authorization or (b) notifying the Acquired Corporation of the actual or threatened revocation, suspension, cancellation, termination, modification or withdrawal of any material Governmental Authorization.

3.16 Tax Matters

Except where breaches of any of the provisions of this Section 3.16 would not result in an increased Tax liability (net of resultant Tax decreases or benefits) to the Acquired Corporations of $50,000 or more, individually, or $300,000 or more, in the aggregate:

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth (i) all state and certain other jurisdictions where the Acquired Corporations are required to file income Tax Returns and other Tax Returns based on income and (ii) all jurisdictions where the Acquired Corporations are required to pay sales, use or property Taxes.

(b) The Acquired Corporations (i) have filed or will file on or before the applicable due date with each appropriate Governmental Entity all Tax Returns required to be filed by or with respect to them, and all such Tax Returns have been or will be properly completed in compliance with applicable Legal Requirements and are or will be accurate and complete, and (ii) have fully and timely paid, or have made adequate provision on the books and records of the Acquired Corporations for, all Taxes due and payable from or with respect to them (whether or not such Taxes have been reflected on any Tax Return). All Taxes that any of the Acquired Corporations has been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Entities in compliance with all applicable Legal Requirements.

(c) Each Acquired Corporation will establish, in the ordinary course of business, consistent with its past practices, and in accordance with GAAP, appropriate reserves for the payment of Taxes due for the period from January 1, 2004 through the Closing, and will disclose the amount of such reserves to Parent no later than 10 business days prior to the Closing Date.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule: (i) there are no pending or, to the knowledge of any of the Acquired Corporations after due inquiry of Curtis Bridges, threatened actions, suits, investigations, examinations, audits, claims or assessments by any Governmental Entity with respect to Taxes relating to any of the Acquired Corporations that have been raised in writing or, to the knowledge of any of the Acquired Corporations after due inquiry of Curtis Bridges, through personal contact with any agent of such Governmental Entity; (ii) no extension or waiver of the limitation period applicable to any Tax Return of any Acquired Corporation is in effect or has been requested; (iii) all deficiencies claimed, proposed or asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or covering or including, any of the Acquired Corporations that have been raised in writing or, to the knowledge of any of the Acquired Corporations after due inquiry of Curtis Bridges, through personal contact with any agent of such Governmental Entity have been fully paid or fully settled, or are being contested in good faith by appropriate proceedings and adequate reserves have been made or will be made for such Taxes on the books and records of the Acquired Corporations in accordance with GAAP; (iv) there are no liens for Taxes upon any of the assets of any Acquired Corporation, except liens for current Taxes not yet due and payable or liens being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the books and records of the Acquired Corporations in accordance with GAAP; (v) none of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code; (vi) none of the Acquired Corporations is or will be required to include any adjustment in taxable income for any tax period beginning after Closing pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement; and (vii) no power of attorney that currently is in effect has been granted by any of the Acquired Corporations with respect to any Tax matter.

(e) None of the Acquired Corporations (i) has been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return (other than a group, the common parent of which is the Company or Holdings) or (ii) has liability for the Taxes of any Person (other than the Acquired Corporations) by reason of contract, agreement, assumption, transferee liability, operation of law, Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or any similar provision of law) or otherwise (other than customer contracts).

(f) Each of the Acquired Corporations has delivered or made available to Parent correct and complete copies of all Tax Returns required to be filed for which the statute of limitations has not expired, and all audit reports and statements of deficiencies assessed against or agreed to by it.

(g) Since March 31, 1998, neither the Company nor any Acquired Corporation has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, (i) none of the Acquired Corporations is a party to or bound by any agreement, plan, arrangement or other Contract covering any current or former employee or independent contractor of any of the Acquired Corporations, considered individually or with any other such agreement, plan, arrangement or other Contract, that could give rise to any payment that would not be deductible pursuant to Section 280G of the Code (or any provision that is comparable under state or foreign Tax laws), and (ii) none of the Acquired Corporations is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract (other than customer contracts).

(i) No claim has been made by a Governmental Entity in writing or, to the knowledge of any of the Acquired Corporations after due inquiry of Curtis Bridges, through personal contact with any agent of such Governmental Entity in a jurisdiction where one or more of the Acquired Corporations does not file Tax Returns that any of such non-filing Acquired Corporations is or may be subject to taxation by that jurisdiction.

(j) None of the Acquired Corporations has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) None of the Acquired Corporations has in any year for which the statute of limitations has not closed (i) taken a reporting position on a Tax Return that would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law), or (ii) engaged in a transaction that is the same as one of the types of transactions that the IRS determined at the time of filing of the relevant Tax Return to be a tax avoidance transaction and identified at the time of filing of the relevant Tax Return by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations.

(l) None of the Acquired Corporations has entered into a transaction that currently is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law, and there is no taxable income of any of the Acquired Corporations that will be reportable in the taxable period beginning after the Closing Date that is attributable to a transaction that occurred prior to the Closing.

3.17 Employee Benefit Plans; Employee Matters

(a) Section 3.17(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (i) which is maintained, sponsored, contributed to or required to be contributed to by any of the Acquired Corporations, (ii) which provides benefits for any current or former employee, director or consultant of any of the Acquired Corporations, or (iii) with respect to which any Acquired Corporations has (or could have) any obligation, expense, liability or contingent liability. All plans, programs and agreements referred to in the prior sentence are referred to in this Agreement as the “Plans.”

(b) Section 3.17(a) of the Company Disclosure Schedule identifies each Plan, including without limitation any Plan that is an employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any similar pension benefit plan established under the laws of any foreign jurisdiction, whether or not excluded from coverage under ERISA (a “Pension Plan”) and any Plan that is: (i) an employee welfare benefit plan (as defined in Section 3(l) of ERISA) or any similar welfare benefit plan established under the laws of any foreign jurisdiction, whether or not excluded from coverage under ERISA (a “Welfare Plan”), or (ii) a self-funded medical, dental or other similar Plan. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, none of the Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA), a multiple employer plan (within the meaning of Section 413(c) of the Code), or a plan that is subject to Title IV of ERISA, and the Acquired Corporations have never maintained, sponsored or contributed to any such plans.

(c) With respect to each material Plan, the Company has delivered to Parent or Parent’s advisors or representatives: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan; (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

(d) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person except another Acquired Corporation under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an “affiliate service group” within the meaning of Section 414(m) of the Code.

(e) None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that materially would affect any current or former employee or director of any of the Acquired Corporations or that could materially increase the expense of maintaining or contributing to any such Plan (or all Plans taken as a whole) above the level of expense incurred by the Acquired Corporations for the most recent fiscal years included in their financial statements.

(f) No Plan provides post-employment benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the December 31, 2003 Form 10-K, (iii) benefits the full cost of which are borne by current or former employees or directors of any of the Acquired Corporations (or their beneficiaries)).

(g) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code (“COBRA”) have been complied with in all material respects.

(h) Except as provided in Section 3.17(h) of the Company Disclosure Schedule, each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Acquired Corporations and, to the knowledge of any of the Acquired Corporations, all other Persons have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to each of the Plans except where a failure to so perform could not reasonably be expected to have a Material Adverse Effect. None of the Acquired Corporations, nor to the knowledge of any of the Acquired Corporations, any other “party in interest” (within the meaning of ERISA Section 3(14)) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Plans. The Acquired Corporations have not incurred, and, to the knowledge of any of the Acquired Corporations, there exists no condition or set of circumstances in connection with which they or Parent could reasonably be expected to incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements, or pursuant to any indemnification or similar agreement, with respect to each of the Plans.

(i) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status, and neither Holdings nor the Company has knowledge of any basis on which any such determination letter could be revoked.

(j) All payments and contributions required by applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements, by the terms of any Plan or by any agreement relating to any Plan have been timely made to each such Plan, or if not yet due, have been properly accrued on the financial statements of the Acquired Corporations.

(k) Except as set forth in Section 3.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefit.

(l) The Acquired Corporations have made available to the Parent employment records that identify each employee of each of the Acquired Corporations as of the date of this Agreement, and correctly reflect, in all material respects, the current salary and other compensation payable to such employee, such employee’s employer, date of hire and position and the principal office of such employee. Except for Folz Corporation, none of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. Except as indicated in the employment records identified in the first sentence of this Section 3.17(l), all of the employees of the Acquired Corporations are “at will” employees.

(m) Section 3.17(m) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of such employee’s return to full service.

(n) Each of the Acquired Corporations is in compliance in all material respects with all applicable material Legal Requirements and Material Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

(o) To the knowledge of the Company, as of the date of this Agreement, no officer or group of employees of any of the Acquired Corporations intends to terminate his, her or their employment with such Acquired Corporation as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

3.18 Labor Matters

(a) Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of any Acquired Corporation after due inquiry of Curtis Bridges, threatened against or involving any Acquired Corporation or any present or former employee of any Acquired Corporation that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporation. The Acquired Corporations have materially complied with all material provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers’ compensation and other similar laws. No Acquired Corporation is engaged in any unfair labor practice, nor does any Acquired Corporation have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting any Acquired Corporation, and since January 1, 2002 no Acquired Corporation has experienced any work stoppage or similar concerted employee activities.

(b) Except as set forth in Section 3.18 of the Company Disclosure Schedule, no collective bargaining agreement is binding on the Company. The Company does not have any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and no Acquired Corporation has been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization. With respect to the transactions contemplated by this Agreement and all agreements, instruments and documents to be delivered hereunder, any notice required under any law or collective bargaining agreement has been given, and all bargaining, information and consultation obligations with any employee representative have been, or prior to the Closing will be, satisfied.

3.19 Environmental Matters

The Acquired Corporations are in compliance with all applicable Environmental Laws, except for such failure(s) to comply as could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Neither Holdings nor any Acquired Corporation has received any written notice from a Governmental Entity that alleges that any Acquired Corporation is materially violating any Environmental Law. To the knowledge of any Acquired Corporation, no current or prior owner of any property leased or controlled by any Acquired Corporation has received any written notice from a Governmental Entity that alleges that such current or prior owner or any Acquired Corporation is materially violating any Environmental Law. For purposes of this Section 3.19, “Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment, including any law regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or any other substance that is inherently dangerous to health, reproduction or the environment. No Acquired Corporation is required to hold any material Governmental Authorizations pursuant to Environmental Laws.

3.20 Insurance

Each of the Acquired Corporations maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Acquired Corporation’s industry for companies of similar size and financial condition. Section 3.20 of the Company Disclosure

Schedule lists each material insurance policy and self-insurance program relating to the business, assets and operations of the Acquired Corporations, each of which is in full force and effect. No Acquired Corporation has received any written communication regarding any actual or threatened (i) cancellation or invalidation of any insurance policy held by any Acquired Corporation, (ii) refusal of any coverage or rejection of any material claim under any insurance policy held by any Acquired Corporation, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy held by any Acquired Corporation. There is no pending material claim by any Acquired Corporation under any insurance policy held by any Acquired Corporation.

3.21 Certain Business Practices

No Acquired Corporation has: (a) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (b) made any material unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or materially violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.22 Product Warranties

Except as could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, as of the date of this Agreement there are no claims pending or, to the knowledge of the Acquired Corporations after due inquiry of Curtis Bridges, being overtly threatened against any Acquired Corporation with respect to any warranties provided by any Acquired Corporation with respect to its products.

3.23 Authority; Binding Nature of Agreement

Each of Holdings and the Company and the Stockholder Representative has the requisite corporate or limited liability company power and authority to enter into, deliver and perform its obligations under this Agreement. The respective Boards of Directors of Holdings and the Company have (a) determined that the Merger is fair to, and in the best interests of, Holdings and the Company and their respective stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement and approved the Merger, and (c) in the case of Holdings, recommended the approval of this Agreement and the Merger by the Stockholders of Holdings and directed that this Agreement and the Merger be submitted for consideration by Stockholders of Holdings at Holdings’ Stockholders’ Meeting. The execution and delivery of this Agreement by Holdings, the Company and the Stockholder Representative, and the consummation by Holdings, the Company and the Stockholder Representative of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Holdings and the Company and all necessary limited liability company action on the part of the Stockholder Representative, and no other corporate proceedings on the part of Holdings and the Company or limited liability company proceeding on the part of the Stockholder Representative are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of Holdings, the Company and the Stockholder Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of Holdings, the Company and the Stockholder Representative, enforceable against each of Holdings, the Company and the Stockholder Representative in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.24 Non-Contravention; Consents

Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (A) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any Acquired Corporation or the Stockholder Representative, (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors, or any managers or members of any of the Acquired Corporations or the Stockholder Representative;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any outstanding order, writ, injunction, judgment or decree to which any of the Acquired Corporations or the Stockholder Representative, or any of the assets owned or used by any of the Acquired Corporations or the Stockholder Representative, is subject;

(iii) except for required consents set forth in Section 3.24 of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (A) declare a default or exercise any remedy under any such Material Contract, (B) a rebate, chargeback, penalty, or change in delivery schedule under any such Material Contract, (C) accelerate the maturity or performance of any such Material Contract or (D) cancel, terminate, or modify any term of any such Material Contract; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations).

Except as set forth in Section 3.24 of the Company Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any consent from, any Governmental Entity or Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.25 Section 203 of the DGCL Not Applicable

The Board of Directors of the Company has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to the Merger.

3.26 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Corporation, other than U.S. Bancorp Piper Jaffray Inc. (“Piper Jaffray”) whose fees and commissions totaling $1,250,000 under that certain engagement letter agreement by and between Piper Jaffray and Wellspring Capital Management LLC, dated as of May 17, 2004, shall be paid from the Merger Consideration.

3.27 Rights Agreement

Holdings and the Company have taken all action necessary to provide that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not enable or require the Rights (as such term is defined in the Rights Agreement) to be exercised or distributed and no Distribution Date (as such term is defined in the Rights Agreement) has occurred thereunder.

3.28 Liabilities

Except for liabilities reflected or reserved against in the Company’s financial statements provided to Parent or as disclosed in the Company SEC Documents, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries except for normal and recurring liabilities that have been incurred by the Acquired Corporations since December 31, 2003 in the ordinary course of business and consistent with past practices and that have not had, in the aggregate, a Material Adverse Effect on the Company.

3.29 Transactions with Affiliates

Since December 31, 2003 through the date of this Agreement, except as otherwise described in the Company’s December 31, 2003 Form 10-K and except for the transaction giving rise to the RF Loan Amount, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Other than the Acquired Corporations and the Persons listed in Section 3.29 of the Company Disclosure Schedule, no Person is (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

3.30 Bank Accounts

Section 3.30 to the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Corporation maintains a safe deposit boxes or account of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.31 Vote Required

The affirmative vote of the holders of a majority of the shares of Holdings’ common stock outstanding on the record date for the Holdings’ Stockholders’ Meeting (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of Holdings’ capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

3.32 Accounting Controls

Except as provided in Section 3.32 of the Company, Disclosure Schedule, each Acquired Corporation maintains systems of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.33 Licensing

The Acquired Corporations have all licenses, sublicenses and other agreements necessary to use any Proprietary Asset of any third party, except for those licenses, sublicenses and other agreements the absence of which could not reasonably be expected to have a Material Adverse Effect. No Legal Requirement exists for any written agreement pursuant to which any Acquired Corporation would license any Proprietary Asset of a third party in connection with the business of the Acquired Corporations as presently constituted, including but not limited to the placement, maintenance and servicing of skill crane machines and vending machines stocked with plush and novelty items and confections (collectively, the “Business”).

3.34 Holdings Contracts, Assets and Financial Statements

Except as disclosed in Section 3.34 of the Company Disclosure Schedule, (a) Holdings is not a party to any contracts, agreements, leases, instruments or legally binding contractual commitments of any kind and has no assets and no liabilities, and (b) all financial matters with respect to Holdings that are required by generally accepted accounting practices to be included in the consolidated financial statements of the Company, are so included.

Section 4. Representations and Warranties of Parent and Acquisition Sub

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Holdings that:

4.1 Due Organization

Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business in the manner in which such business is currently being conducted.

4.2 Legal Proceedings

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened) against Parent or Acquisition Sub that would materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement.

(b) There is no order, writ, injunction or judgment to which Parent or Acquisition Sub is subject that would materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement.

(c) To Parent’s knowledge, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or Acquisition Sub is pending or threatened, other than any investigation or review that would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement.

4.3 Authority; Binding Nature of Agreement

Parent has the requisite corporate power and corporate authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Parent has (a) determined that the transactions contemplated by this Agreement are fair and in the best interests of Parent, and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and consummate the Merger. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Holdings and the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Acquisition Sub is a newly formed, wholly-owned subsidiary of Parent and has the requisite corporate power and corporate authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Acquisition Sub has (a) determined that the transactions contemplated by this Agreement are fair and in the best interests of Acquisition Sub, and (b) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by Holdings, the Company and the Stockholder Representative, constitutes the legal, valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents

Except for violations and defaults that would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement, the execution and delivery of this Agreement by Parent or Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Acquisition Sub; (b) cause a violation by Parent or Acquisition Sub of any Legal Requirement applicable to Parent or Acquisition Sub; or (c) cause a default on the part of Parent or Acquisition Sub under any contract. Except as may be required by the Exchange Act, the DGCL the HSR Act or as set forth in Section 4.4 of the Company Disclosure Schedule, neither Parent or Acquisition Sub nor any of Parent’s other Affiliates is required to make any filing with or give any notice to, or to obtain any consent from, any Person at or prior to the Closing Date in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

4.5 Not an Interested Stockholder

Neither Parent nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of Delaware Law) of the Company.

4.6 Brokers

No broker, investment banker or other Person acting on behalf of Parent or Acquisition Sub is entitled to receive from any Acquired Corporation, or any party other than Parent or Acquisition Sub, any investment banking, broker’s, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.7 Financing

Financing proceeds of $290 million (the “Financing Amount”) shall be sufficient for Parent to provide the Merger Consideration at Closing.

4.8 SEC Reports

(a) All registration statements, reports and definitive proxy statements required to be filed by the Parent with the SEC between January 1, 2002 and the date of this Agreement (the “Parent SEC Documents” have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of the time filed with the SEC, the consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or the Exchange Act regulations promulgated by the SEC); and (iii) fairly presented, in all material respects, the financial position of the Parent and its consolidated subsidiaries, as of the respective dates thereof and the results of operations of the Parent and its consolidated subsidiaries for the periods covered thereby.

Section 5. Covenants

5.1 Interim Operations of the Company

(a) During the period from the date of this Agreement to the Closing (the “Pre-Closing Period”): (i) Holdings shall cause the Company to and the Company shall ensure that it and each other Acquired Corporation conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all material Legal Requirements and the requirements of all Material Contracts; (ii) Holdings shall cause the Company to and the Company shall use its reasonable efforts to ensure that it and each other Acquired Corporation preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it or its subsidiaries, as the case may be; and (iii) Holdings shall cause the Company to and the Company shall use its reasonable efforts to keep in full force all insurance policies referred to in Section 3.20.

(b) Holdings and the Company agree that, during the Pre-Closing Period, except to the extent Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld (except that with respect to Section 5.1(b)(v) below, Parent shall be entitled to withhold its consent in its sole discretion), no Acquired Corporation shall:

(i) amend its certificate of incorporation or bylaws or other charter or organizational documents, or effect a stock split, division, or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

(ii) effect or become a party to any merger, consolidation, amalgamation, share exchange or other business combination

(iii) declare, set aside or pay any dividend (whether payable in cash, stock or property) or make any other distribution in respect of any shares of capital stock other than any dividend to the Company or any other Acquired Corporation and other than dividends on the Trust Preferred Securities;

(iv) except as set forth in Sections 5.1(b)(iv) of the Company Disclosure Schedule, form any subsidiary or acquire any equity interest in any other Entity other than acquisitions of franchisees of the Company pursuant to rights the Company has under agreements existing and outstanding as of the date of this Agreement;

(v) except as set forth in Sections 5.1(b)(v) of the Company Disclosure Schedule, issue, sell, grant or authorize the issuance or grant of any capital stock or other security, or any instrument convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any capital stock or other securities, other than (A) Shares issuable upon the valid exercise of Options outstanding on the date of this Agreement, (B) Shares issuable pursuant to Warrants outstanding on the date of this Agreement and disclosed in Section 3.3 of the Company Disclosure Schedule, (C) 1,500 Shares previously issued to J.P. O’Neil pursuant to the exercise of Options in January 2004 and to be certificated and (D) 1,000 Shares previously issued to John Cash pursuant to the exercise of Options in May 2003 and to be certificated;

(vi) except as contemplated by this Agreement, amend or waive any of its rights under, or alter the acceleration of the vesting under, any provision of any Acquired Corporation’s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

(vii) transfer, lease or license to any third party, or encumber, any assets other than (A) in the ordinary course of business, or (B) as security for any borrowings permitted by Section 5.1(b)(ix);

(viii) repurchase, redeem or otherwise acquire any shares of the capital stock or other securities except shares repurchased from employees or former employees of any Acquired Corporation pursuant to the exercise of repurchase rights or the redemption of the Options and Warrants out of the Common Merger Consideration as contemplated herein in connection with the Closing;

(ix) except as set forth in Section 5.1(b)(ix) of the Company Disclosure Schedule, lend money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, and (B) borrowings pursuant to existing credit facilities in the ordinary course of business;

(x) make any payment of interest or principal in connection with any indebtedness of any Acquired Corporation with respect to the Debt Agreements; provided, however, this restriction shall not apply to (A) the Scheduled Debt Payments, and (B) to the repayment of any amounts borrowed by the Company under the Revolving Credit Facility after the date of this Agreement;

(xi) terminate or modify any of the Debt Agreements or settle any interest rate collar agreement or similar agreement prior to Closing or pay any fees or expenses associated with the interest rate collar or similar agreement, other than the regularly scheduled June 30 payment, out of the working capital funds of any Acquired Corporation;

(xii) establish, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation or other employee benefit agreements or plans for the benefit of any director, officer or employee, or pay any bonus or increase the wages, salary, considerations, fringe benefits or other compensation or remuneration payable to any director, officer or employee (except for amendments to comply with applicable Law or increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense);

(xiii) except as set forth in Section 5.1(b)(xiii) of the Company Disclosure Schedule, enter into or become bound by, or permit any of the material assets owned by or used by it to become bound by, any Material Contract, or amend or prematurely terminate any Material Contract or exercise, waive, release or assign any material right or claim under any Material Contract (in each of the foregoing cases, except in the ordinary course of business consistent with the Acquired Corporation’s past practice or where the failure to amend or terminate a Material Contract would, in the reasonable judgment of the Acquired Corporation’s Board of Directors, have a material adverse impact on the Acquired Corporation);

(xiv) change any of its methods of accounting or accounting practices in any material respect except as may be specifically required by GAAP or the SEC;

(xv) make or change any material election with respect to Taxes, adopt or change any material method of accounting with respect to Taxes, file any material amended Tax Return, surrender any right to a material claim for Taxes, or enter into any closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xvi) make any capital expenditure which, when added to all other capital expenditures made by the Acquired Corporations during the Pre-Closing Period, would exceed $14.0 million in the aggregate;

(xvii) commence or settle any Legal Proceedings for an aggregate amount in excess of $50,000;

(xviii) hire any employee at the level of Vice President or above;

(xix) except in the ordinary course of business, acquire, lease or license or sell or otherwise dispose of any right or any other asset of the Company, or waive or relinquish any right of an Acquired Corporation, in any such case with a fair market value in excess of $50,000;

(xx) except in the ordinary course of business and as contemplated herein in connection with the Closing, enter into any related party transaction or amend the terms of any related party transaction, including without limitation any transaction, agreement or other arrangement between Wellspring Capital Management, LLC (or any of its Affiliates) and any other Acquired Corporation;

(xxi) enter into any transaction outside the ordinary course of business that requires by its terms payment by or to an Acquired Corporation of more than $100,000; or

(xxii) enter into an agreement to take any of the actions described in clauses “(i)” through “(xxi)” of this Section 5.1.

5.2 Meeting of Holdings’ Stockholders

(a) Holdings shall use all reasonable efforts to call, give notice of, convene and hold a meeting of the Stockholders of Holdings to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the “Stockholders’ Meeting”). The Stockholders’ Meeting will be held as promptly as reasonably practicable. Holdings shall use all reasonable efforts to ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Stockholders’ Meeting are solicited, in compliance with all applicable Legal Requirements.

(b) (i) The Board of Directors of Holdings shall recommend that the Holdings’ Stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stockholders’ Meeting; and (ii) neither the Board of Directors of Holdings nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent the recommendation of the Board of Directors of Holdings that the Holdings’ Stockholders vote in favor of and adopt and approve this Agreement and approve the Merger, unless, in the exercise of its fiduciary duty, it determines in good faith, after consultation with its financial advisors and outside legal counsel, that it is obligated to do so.

5.3 Filings; Other Action

(a) Each of Holdings, the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Merger; and (ii) use reasonable efforts to cause to be taken, on a timely basis, all other actions and to execute and deliver such further documents, certificates and instruments necessary or appropriate or as may reasonably be requested by Parent or Holdings for the purpose of consummating, evidencing, reflecting and/or effectuating the transactions contemplated by, and to carry out the intent and purposes of, this Agreement. Without limiting the generality of the foregoing, each of the parties agrees to use its reasonable best efforts to (A) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, (B) promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement and (C) seek early termination of the waiting period required under the HSR Act.

(b) Without limiting the generality of anything contained in Section 5.3(a), each party hereto shall (i) give the other parties prompt notice of the commencement of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any investigation, action or Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust, competition or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any investigation, action or Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust, competition or fair trade law or any other similar investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to any such investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such investigation, action or Legal Proceeding.

5.4 Access to Information; Confidentiality

(a) Upon reasonable notice, Holdings and the Acquired Corporations shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal business hours within two (2) business days of such notice during the period from the date hereof to the Effective Time, to all of the properties, books, contracts, commitments and records of the Acquired Corporations. During such period Holdings, each Acquired Corporation shall furnish promptly to Parent all other information, including but not limited to financial information, concerning the Acquired Corporations and properties and personnel as Parent may reasonably request and is available to the Acquired Corporations without undue expense; provided, however, that notwithstanding the foregoing provisions of this Section 5.4 or any other provision of this Agreement, the Acquired Corporations shall not be required to provide to Parent any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Acquired Corporations. Parent agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. In addition, the parties will enter into a Confidentiality Agreement in the form attached hereto as Exhibit 5.4 at the time of Closing.

(b) Without limiting the foregoing, as soon as practical and in any event within fifteen (15) days after the date hereof (or for any calendar quarter that ends after the date hereof and prior to the Closing Date within thirty (30) days after the end of such calendar quarter), between the date hereof and the Closing, Holdings and the Company shall use commercially reasonable efforts to deliver to Parent a draft of the Company’s quarterly report on Form 10-Q (the “Draft 10-Q”), including the related combined statements of operations, changes in shareholder’s equity and cash flows, together with the comparable financial information for the corresponding period in the preceding fiscal year for each calendar quarter after December 31, 2003 that ends at least forty (40) days prior to consummation and syndication of the debt financings undertaken by the Parent in connection with the transactions contemplated hereby. Subsequent to delivery by Holdings to Parent of such Draft 10-Qs, within forty (40) days after the end of each such calendar quarter, the Company shall deliver the Company’s report on Form 10-Q for such quarter (the “Updated Interim Financial Statements”). Holdings shall use commercially reasonable efforts to cause its accountants to perform a SAS-100 review with respect to such Updated Interim Financial Statements. Unless otherwise indicated therein, such Updated Interim Financial Statements shall present fairly, in accordance with GAAP, applied on the same basis as the financial statements provided under Section 3.4 hereto in all material respects, the combined financial position, results of operations and cash flows of the Business for the periods and dates covered thereby (subject to normal and recurring year end adjustments and the absence of notes) and will comply in all material respects with the requirements of Regulation S-X.

(c) None of Holdings, the Company, any other Acquired Corporation, the Stockholder Representative and Parent shall issue any statement or communication to the public or press regarding this Agreement or the proposed Merger without the prior written consent and approval of the other party, except as otherwise provided in Section 5.5. If this Agreement is terminated pursuant to Section 8 by either the Company or Parent, the proposed terms of the Merger and all Merger-related discussions shall remain confidential and shall not be disclosed to any Person without the consent of the other party except as may be required by law or regulatory authorities.

5.5 Notification of Certain Matters

During the Pre-Closing Period, each party hereto shall promptly notify the others in writing of: (a) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any material breach of any covenant or obligation of such party; and (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6, as applicable, impossible or unlikely or that has had a Material

Adverse Effect. Without limiting the generality of the foregoing, each party shall promptly advise the other parties in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to it or any of its Subsidiaries. Each of Holdings and the Company shall promptly notify Parent if, during the Pre-Closing Period, it becomes aware of any officer or group of employees of the Acquired Corporations intending to terminate his, her or their employment with such Acquired Corporation within 18 months of this Agreement. No notification given pursuant to this Section 5.5 shall limit or otherwise affect any of the representations, warranties, covenants or obligations contained in this Agreement.

5.6 Publicity

No party hereto shall issue any press release or otherwise making public statements with respect to the transactions contemplated by this Agreement other than the issuance by Parent and the Company of a press release announcing this Agreement and the transactions contemplated hereby or as required by law, including the filing of a report on Form 8-K, as appropriate. Prior to such issuance, the issuing party will consult with the other party to this Agreement regarding the content of the press release. Neither party to this Agreement shall be required to consult with the other prior to making any such filing if doing so would cause the filing party to be in violation of its reporting requirements under applicable law.

5.7 Commercially Reasonable Efforts

(a) Upon the terms and subject to the conditions set forth in this Agreement and otherwise provided in this Section 5.7, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

(b) In the event of any public offering or private placement initiated by the Parent involving or relating to the Acquired Corporations or any financing of the Parent’s purchase hereunder (each, an “Offering”), (i) the Parent shall notify Holdings in writing of any such Offering (the “Offering Notice”) at least four (4) business days prior to the dissemination, submission or filing of the offering memorandum, prospectus or similar offering materials (the “Offering Materials”) incorporating the Offering Information (as defined below); and (ii) the Parent shall have the right to include in the Offering Materials (and any amendments thereto or modifications thereof) used in connection with such Offering such information as is publicly available or required by GAAP relating to the business of the Acquired Corporations, including, without limitation, the operations of the business or ownership of the Acquired Corporations during the period on or prior to the Closing Date (including the financial statements referenced in Section 3.4) and the transactions contemplated hereby and as is customary for a transaction of the type of the Offering (the “Offering Information”), and to include such Offering Information in any filing made with, or submitted to, any third party or Governmental Entity in connection with such Offering, but in all cases only to the extent such Offering Information shall have been specifically identified in the Offering Notice for inclusion in the Offering Materials and approved by Holdings for inclusion (the “Approved Materials”). Holdings will have three (3) business days from the date of receipt of the Offering Notice to review and approve of the Offering Information (which approval shall not be unreasonably withheld), and the parties acknowledge that the Offering Information shall be deemed approved absent a written objection delivered to Parent within three (3) business days of Holdings’ receipt of the Offering Notice. Subject to the foregoing sentence, Parent shall be entitled to disseminate, submit, file or otherwise distribute Offering Materials containing the Offering Information to the extent reasonably necessary to complete the Offering.

(c) Holdings shall, and shall cause the Acquired Corporations to, reasonably cooperate with the Parent (and use commercially reasonable efforts to cause its accountants to reasonably cooperate with the Parent) to the extent necessary in connection with the consummation and syndication of the debt financings undertaken by the Parent in connection with the transactions contemplated hereby and in connection with the preparation of written offering materials used to complete such financings; provided, that such materials comply with Section 5.7(b), which cooperation shall include (i) providing reasonable and customary management and legal representations to the accountants for Holdings and the Acquired Corporations and (ii) arranging (to the extent requested in writing by Parents) for employees of the Acquired Corporations to participate in such presentations, road shows and due diligence meetings as may reasonably be required in relation to such financing. The Parent agrees to give due regard to minimizing interference with the operations, activities and employees of the Holdings and the Acquired Corporations. Without limiting the foregoing, between the date hereof and the Closing, Holdings and the Company shall use commercially reasonable efforts to deliver to Parent as soon as practical, and in any event on or before the date that is five (5) business days from the date hereof, the Draft 10-Q for the quarter ended March 31, 2004, Holdings shall use commercially reasonable efforts to cause its accountants to (i) provide the Parent with all opinions and consents (including, without limitation, audit reports) with respect to the financial statements of the Acquired Corporations necessary for inclusion in any offering memoranda prepared in connection with any offering of securities pursuant to Rule 144A promulgated under the Securities Act, or for the completion of filings with the SEC under the Securities Act and the Exchange Act until such time as such financial statements, opinions and consents are no longer required to be included in such filings by the Securities Act or the Exchange Act and (ii) provide, at the Parent’s expense, any customary “comfort letters.”

(d) In the event the Merger is not completed, Parent shall reimburse the Company for its reasonable out-of-pocket expenses incurred in providing assistance to the Parent in accordance with Section 5.7(b) and (c), including any travel expenses for employees of the Company in connection with a road show, accountant fees for the comfort letter and other reasonably related documented expenses; provided, however, that Parent shall not be obliged to reimburse the Company for more than $250,000 in aggregate expenses. Parent hereby indemnifies and holds harmless each of the Acquired Corporations and each Person who at or prior to the Effective Time was or is a member, manager, partner, stockholder, director, officer, agent, advisor, assign, representative or Affiliate of an Acquired Corporation (and their respective managers, partners, stockholders, directors, officers, agents, advisors, assigns, representatives or Affiliates) (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges for counsel and costs of investigation incurred by any Indemnified Party in any action or proceeding between it and the Parent or between it and any third party or otherwise) or liabilities resulting from or arising out of the use by the Parent of such information in such offering materials or otherwise in connection with any such offering or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, no Indemnified Party shall be indemnified against any of the foregoing to the extent such loss, claim, damage or expense resulted from an untrue statement of a material fact contained in written information furnished by such Indemnified Party to the Parent specifically for inclusion in the Approved Materials or the omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Anything contained herein to the contrary notwithstanding, (i) any amounts paid out by the Acquired Corporations for expenses incurred in providing assistance to the Parent in accordance with Sections 5.4(b), 5.7(b) and 5.7(c) will reduce the amount of the Loan Repayment Amount deductible from the Merger Consideration and (ii) any payables incurred in providing such assistance and not yet paid shall not be included in the calculation of Net Working Capital.

5.8 Agreement to Defend

In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

5.9 Other Actions

Except as contemplated or otherwise permitted by this Agreement, neither Holdings, Parent, any Acquired Corporation nor the Stockholder Representative shall, nor shall any such Person permit any Subsidiary to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Sections 6 and 7 not being satisfied.

5.10 Resignation of Directors

The Acquired Corporations shall obtain and deliver to Parent on or prior to the Closing the resignation of each director of each Acquired Corporation.

5.11 Tax Matters

(a) The respective parties to this Agreement shall be liable for any and all sales, transfer, stamp and similar Taxes, levies, charges and fees incurred by them as a result of the transactions contemplated by this Agreement.

(b) All Tax sharing or similar agreements (other than customer contracts) to which the Acquired Corporations are parties or by which they are bound shall be terminated as of the Closing Date and, after the Closing Date, the Parent and the Acquired Corporations shall not be bound thereby or have any liability thereunder.

5.12 Financing

Parent agrees to use its best efforts to obtain the Financing Amount from J.P. Morgan or another lender or lenders reasonably satisfactory to Parent sufficient to permit Parent to consummate the Merger on the Closing Date, provided however, that no such obligation shall exist if (a) such financing cannot be procured at an average interest cost, incorporating any issuance discount (but not including customary underwriting, lender, agent and other fees and expenses associated with such financing), of 8 ½% or less of which not more than 50% of the principal amount of such financing would be senior secured financing, or (b) such financing cannot be obtained on customary terms and conditions for the types and levels of financing involved. For the avoidance of doubt, the parties agree that Parent may choose to obtain, but is not obligated to obtain, financing on other terms less advantageous to Parent than those set forth in the preceding sentence, provided that such financing is sufficient for Parent to provide the Merger Consideration at Closing. From the date of this Agreement until the Closing Date, Parent shall promptly notify Company of the names of the proposed lenders with whom it is negotiating and shall notify the Company periodically of the status of such negotiations in reasonable detail, including, without limitation, whenever negotiations with any proposed lenders have broken down or terminated and the reasons therefor.

5.13 Termination of Agreement(s)

The Acquired Corporations shall have terminated the agreement(s) set forth in Section 5.13 of the Company Disclosure Schedule without payment of any fee by any Acquired Corporation and without the obligation to pay any future fees by any Acquired Corporation.

5.14 Employee Benefit Plans

The Company shall have made a good faith effort to correct, in accordance with Revenue Procedure 2003-44 and as approved by Parent (such approval not to be unreasonably withheld or delayed), any compliance failure identified by Parent and communicated to Holdings or the Company with respect to the Folz Vending Co., Inc. 401(k) Savings Plan for Union Employees, and the Company or Holdings, as appropriate, shall have properly accrued the correction costs and reflected such costs on its Closing Balance Sheet.

Section 6. Conditions Precedent to Obligations of Parent and Acquisition Sub to Effect the Merger

The obligation of Parent and Acquisition Sub to effect the Merger and purchase the Shares shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

6.1 Accuracy of Representations

(a) The representations and warranties of Holdings, the Company and the Stockholder Representative contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement, except that any inaccuracies in such representations and warranties (other than those related to the representations and warranties in Sections 3.3 and 3.5(a)-(k), 3.5(m), 3.5(p)-(q), 3.5(s)-(u) and 3.5(v) with respect to the foregoing subsections of Section 3.5) will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of any specific representations and warranties (other than in Sections 3.3 and 3.5(a)-(k), 3.5(m), 3.5(p)-(q), 3.5(s)-(u) and 3.5(v) with respect to the foregoing subsections of Section 3.5), (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure

Schedule made or purported to have been made after the date of this Agreement shall be disregarded), and (iii) any representations and warranties made as of a specific date or which refer to financial statements as of a specific date shall have been accurate in all material respects as of such date.

(b) The representations and warranties of Holdings, the Company and the Stockholder Representative contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties (other than those related to the representations and warranties in Section 3.3 will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; provided, however, that, for purposes of determining the accuracy of any specific representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties (other than those in Section 3.3 shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (iii) any representations and warranties made as of a specific date or which refer to financial statements as of a specific date shall have been accurate in all material respects as of such date only.

6.2 Performance of Covenants

Each covenant or obligation contained in Sections 2 and 5 hereof that Holdings, the Company or the Stockholder Representative is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval

(a) This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved by the Required Stockholder Vote, and the holders of not more than 3.0% of the Shares shall have properly demanded appraisal of such Shares pursuant to Section 262 of the DGCL.

(b) The Stockholder Representative shall have been duly appointed by the Stockholders as the Stockholder Representative.

(c) Any contract, agreement, plan or arrangement, including the transactions contemplated by this Agreement, to which Holdings or any of the Acquired Corporations is a party that would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the Section 280G of the Code shall have been submitted for approval by the Stockholders, and any “disqualified individuals” as defined in Section 280G shall have agreed to forfeit any payments that would otherwise be non-deductible if such approval of the Stockholders is not so obtained. Without limiting the generality of the foregoing, the payments paid or owed to Randall J. Fagundo described in

Section 3.16(h) of the Company Disclosure Schedule and the acceleration of Options described in Section 3.17(k) of the Company Disclosure Schedule shall be submitted for Stockholder approval in the manner prescribed in this Section 6.3(c).

6.4 Consents

Holdings and the Company shall collectively have obtained all material consents required to be obtained by such parties in connection with the Merger as set forth in Section 3.24 of the Company Disclosure Schedule, and Parent shall have obtained all material consents set forth in Section 4.4 of the Company Disclosure Schedule.

6.5 Compliance Certificate

Parent shall have received a certificate executed on behalf of each of Holdings and the Company by its Chief Executive Officer or the equivalent confirming that the conditions set forth in Sections 6.1, 6.2 and 6.4 (with respect to Holdings and the Company) have been duly satisfied.

6.6 No Material Adverse Effect

No event shall have occurred since the date of this Agreement, that has had a Material Adverse Effect with respect to the Acquired Corporations.

6.7 HSR Act

If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

6.8 No Restraints

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9 No Governmental Litigation

There shall not be pending any Legal Proceeding in which a Governmental Entity has become a party that seeks to restrain or prohibit the consummation of the Merger; provided, however, that prior to invoking this provision, Parent shall use its reasonable efforts to have such Legal Proceeding terminated and/or any injunction or restraint lifted.

6.10 No Other Litigation

There shall not be pending any other Legal Proceeding that challenges or seeks to restrain or prohibit the consummation of the Merger; provided, however, that prior to invoking this provision, Parent shall use its reasonable best efforts to have such Legal Proceeding terminated and/or to have any injunction or restraints lifted.

6.11 Options and Warrants

All options, warrants and other contractual rights including the Options and Warrants, to purchase capital stock of any Acquired Corporation shall have been exercised or terminated.

6.12 Employment Arrangements

Randall J. Fagundo shall have entered into an employment agreement substantially in the form attached hereto as Exhibit 6.12, and Mr. Fagundo’s current employment agreement with Holdings or any Acquired Corporation shall have been terminated immediately prior to the Effective Time without any severance, change of control, bonus or similar payment paid or owed by any Acquired Corporation, other than the payments to Mr. Fagundo described in Section 3.16(h) of the Company Disclosure Schedule and the acceleration of Options described in Section 3.17(k) of the Company Disclosure Schedule. In addition, arrangements shall have been made on terms reasonably satisfactory to Parent such that certain employees as identified by Parent in a letter to Holdings shall be terminated before Closing.

6.13 Financing

Parent shall have obtained financing proceeds equal to or greater than the Financing Amount.

6.14 Payment of Debt

The Loan Repayment Amount shall have been paid from the Merger Consideration and a release and payoff letter relating to the Acquired Corporations’ Debt Agreements shall have been executed and delivered to Parent.

6.15 Redemption of Trust Preferred Securities

All obligations under Section 2.11 shall have been complied with.

6.16 Legal Opinion

Parent shall have received an opinion of Morrison, Cohen, Singer & Weinstein, LLP, counsel to the Company, dated as the Closing Date, in substantially the form attached hereto as Exhibit 6.16.

6.17 FIRPTA Certificate

Parent shall have received from each of the Stockholders of Holdings, pursuant to Section 1445 of the Code, an affidavit regarding such Stockholder’s non-foreign status in substantially the form attached hereto as Exhibit 6.17.

6.18 Repayment of Loans

All loans by any Acquired Corporation to Randall J. Fagundo, J.P. O’Neil and any other director, officer or employee of an Acquired Corporation shall have been repaid.

6.19 SEC Filings; Financial Statements

Each of the Company SEC Documents shall comply with the provisions of Section 3.4, except to the extent that such noncompliance would not result in the SEC’s requiring a restatement of the consolidated financial statements contained therein.

6.20 Material Contracts

Holdings shall have provided to Parent a schedule identifying all Material Contracts listed in Section 3.10 of the Company Disclosure Schedule that have been terminated or new Material Contracts into which any Acquired Corporation has entered since the date of this Agreement.

6.21 Acquired Corporation Transaction Costs

(a) Holdings shall have provided to Parent at least two (2) business days prior to Closing a schedule (the “Acquired Corporation Transaction Cost Schedule”) itemizing all Acquired Corporation Transaction Costs, whether paid, prepaid or payable at or after Closing.

(b) The Acquired Corporation Transaction Costs shall have been paid from the Merger Consideration.

6.22 Indebtedness

(a) The aggregate indebtedness of the Acquired Corporations with respect to the Debt Agreements shall be no less than $110,106,206.

(b) The aggregate accrued interest of the Acquired Corporations with respect to the Debt Agreements shall be no less than $1,100,000, based on the estimated accrued interest and the assumptions set forth in Section 3.10(d) of the Company Disclosure Schedule.

Section 7. Conditions to the Obligation of Holdings and the Stockholder Representative to Effect the Merger

The obligation of Holdings and the Stockholder Representative to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

7.1 Stockholder Approval

This Agreement and the Merger shall have been approved by the Required Stockholder Vote.

7.2 No Injunctions; Laws

No injunction shall have been issued by a court of competent jurisdiction and shall be continuing, and no law shall have been enacted since the date of this Agreement and shall remain in effect, that prohibits the consummation of the Merger; provided, however, that prior to invoking this provision, each of Holdings and the Company shall use its reasonable efforts to have any such injunction lifted.

7.3 Accuracy of Representations

(a) The representations and warranties of Parent and the Acquisition Sub contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Parent (it being understood that, for purposes of determining the accuracy of any specific representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) all representations and warranties made as of a specific date or which refer to financial statements as of a specific date shall have been accurate in all material respects as of such date only.

(b) The representations and warranties of the Parent and the Acquisition Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on Parent and the Acquisition Sub; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) representations and warranties made as of a specific date shall have been accurate in all material respects as of such date only.

7.4 Performance of Covenants

Each covenant or obligation that the Parent or Acquisition Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

7.5 Documents

The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that conditions set forth in Sections 7.3 and 7.4 have been duly satisfied.

7.6 HSR Act

If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.7 No Restraints

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8 No Governmental Litigation

There shall not be pending any Legal Proceeding in which a Governmental Entity has become a party that seeks to restrain or prohibit the consummation of the Merger; provided, however, that prior to invoking this provision, Company shall use its reasonable best efforts to have such Legal Proceeding terminated and/or to have any injunction or restraints lifted.

7.9 No Other Litigation

There shall not be pending any other Legal Proceeding that challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; provided, however, that prior to invoking this provision, Company shall use its reasonable best efforts to have such Legal Proceeding terminated and/or to have any injunction or restraints lifted.

7.10 Consents

Parent shall have obtained all material consents set forth in Section 4.4 of the Company Disclosure Schedule.

7.11 Legal Opinion

Holdings shall have received an opinion of Perkins Coie LLP, counsel to Parent, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 7.11.

Section 8. Termination

8.1 Termination

This Agreement may be terminated and the Merger may be abandoned (notwithstanding any approval of the Merger by the Stockholders of Holdings):

(a) by mutual written consent of the Boards of Directors of Holdings and Parent at any time prior to the Effective Time;

(b) by Parent or Holdings if the Merger shall not have been consummated within 60 days from the date of this Agreement (the “Deadline Date”) (provided, however, that (i) no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such party’s failure to fulfill any obligation under this Agreement has resulted in the failure to consummate the Merger on or before the Deadline Date, and (ii) if the Closing has not occurred by the Deadline Date by reason of nonsatisfaction of the Closing condition set forth in Section 6.4 or 6.7, the Deadline Date shall be September 6, 2004);

(c) by Parent or Holdings at any time prior to the Effective Time if there shall be enacted after the date hereof any law that makes consummation of the Merger illegal, or any court of competent jurisdiction shall have issued a final and non-appealable permanent injunction prohibiting the Merger;

(d) by Parent if (i) any of representations and warranties of Holdings, the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied or (ii) any of the covenants of Holdings or the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Holdings or the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by Holdings or the Company is curable by such party, and such party is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy or breach until the Deadline Date;

(e) by Holdings or the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3 would not be satisfied or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.4 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent, and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then none of Holdings and the Company may terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach until the Deadline Date;

(f) By Holdings or the Company if more than 10 days have passed since (i) the Stockholders’ Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at the Stockholders’ Meeting by the Required Stockholder Vote; or

(g) By Parent (i) if the Stockholders’ Meeting shall have been held, and (ii) either (x) this Agreement and the Merger shall not have been approved at the Stockholders’ Meeting by the Required Stockholder Vote, or (y) holders of greater than 3.0% of the Shares shall have properly demanded appraisal of such Shares pursuant to Section 262 of the DGCL.

8.2 Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party hereto shall have any liability to the others except that (a) this Section 8.2, Section 8.3 and Section 9 and the terms and conditions set forth in the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement which results in such termination or any obligations under the Mutual Non-Disclosure Agreement.

8.3 Termination Fee

If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g) and, in any such case, Parent shall not have materially breached this Agreement, then, within five business days after the termination of this Agreement, the Company shall pay to Parent the Termination Fee, whereupon, notwithstanding the provisions of Section 8.2, the Company and Holdings shall be relieved of all liability in respect of any breach by the Company or Holdings of their respective representations, warranties or covenants and the Company’s or Holding’s inability to satisfy the conditions set forth in Sections 6.1, 6.2 or 6.3.

Section 9. Miscellaneous Provisions

9.1 Amendment

This Agreement may be amended with the approval of the respective Boards of Directors of Holdings, the Company and Parent and the managers of the Stockholder Representative at any time prior to the Effective Time (whether before or after the approval of this Agreement and the Merger by the Stockholders); provided, however, that after any approval of the Merger by the Stockholders, no amendment shall be made which by law requires further approval of the Stockholders without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 Entire Agreement; Counterparts

This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.4 Applicable Law; Jurisdiction

This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Denver, Colorado.

9.5 Specific Performance

Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

9.6 Non-Survival of Representations and Warranties

This Agreement shall terminate at the Closing or upon termination of this Agreement pursuant to Section 8.1, as the case may be, without any liability to any of the parties other than for fraud or except as set forth in Sections 3.26 (last sentence only), 8.2 and 8.3, except that (a) upon Closing, Sections 2.1, 2.2, 2.4 through 2.9, 5.11(a) and 5.13 shall survive the Closing indefinitely and (b) in either event, the agreements set forth in Sections 8.2, 8.3 and 9 and the last two sentences of Section 5.4(a) and the indemnity set forth in Section 5.7(d) shall survive the Closing or the termination of this Agreement indefinitely.

9.7 Attorneys’ Fees

In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Payment of Expenses

All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated, except that Parent shall pay all filing fees required to be paid under the HSR Act.

9.9 Binding Effect; Assignability

This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights or obligations of a party hereunder may be assigned by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect.

9.10 Notices

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (x) when delivered by hand or by facsimile, (y) three business days after being sent by registered mail, or (z) one business day after being sent by a nationally recognized overnight courier or express delivery service to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

IF TO PARENT OR ACQUISITION SUB:

Coinstar, Inc.

1800 – 114th Avenue SE

Bellevue, WA 98004

Facsimile: (425) 943-8030

Attention: Chief Executive Officer

WITH A COPY TO:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101-3099

Facsimile: (206) 359-9000

Attention: Kurt Becker and Andrew Bor

IF TO HOLDINGS OR THE COMPANY:

ACMI Holdings, Inc.

American Coin Merchandising, Inc.

397 South Taylor Avenue

Louisville, CO 80027

Facsimile: (303) 444-2559

Attention: Randall J. Fagundo

WITH COPIES TO:

Morrison Cohen Singer & Weinstein, LLP

750 Lexington Avenue

New York, NY 10022

Facsimile: (212) 735-8708

Attention: David A. Scherl, Esq.

AND

Wellspring Capital Management LLC

Lever House

390 Park Avenue

New York, New York 10022

Facsimile: (212) 318-9810

Attention: William F. Dawson, Jr.

IF TO THE STOCKHOLDER REPRESENTATIVE:

Wellspring Capital Management LLC

Lever House

390 Park Avenue

New York, New York 10022

Facsimile: (212) 318-9810

Attention: William F. Dawson, Jr.

WITH A COPY TO:

Morrison Cohen Singer & Weinstein, LLP

750 Lexington Avenue

New York, NY 10022

Facsimile: (212) 735-8708

Attention: David A. Scherl, Esq.

9.11 Stockholder Representative

(a) For purposes of this Agreement and the transactions contemplated hereby, Holdings and each of the Stockholders of Holdings, effective as of the approval of the Merger and this Agreement by the Stockholders of Holdings and without any further action on the part of Holdings or the Stockholders, shall be deemed to have consented to the appointment effective as of the Effective Time of Wellspring Capital Management LLC as the representative of the Stockholders as of the Effective Time (the “Effective Time Stockholders”), the attorney-in-fact for and on behalf of each such Person and the taking of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders under, or in respect of, this Agreement, including, without limitation, the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to the Final NWC Determination, (ii) receive, maintain and disburse funds in the Indemnity Account in accordance with the provisions of this Agreement and (iii) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. Accordingly, the Stockholder Representative has unlimited authority and power to act on behalf of each Effective Time Stockholder with respect to this Agreement and the disposition, settlement or other handling of all funds in the Indemnity Account.

(b) The appointment of the Stockholder Representative under this Section 9.11, shall be non-rescindable and irrevocable and each Effective Time Stockholder will be bound by all actions taken by the Stockholder Representative in connection with this Agreement and the Indemnity Account, and the Parent and the Acquisition Sub shall be entitled to rely, and will incur no liability with respect to such reliance, on any action, consent, instruction or decision of Stockholder Representative as the action, consent, instruction or decision of each Effective Time Stockholder (and shall have no responsibility or obligation to determine the authority, authenticity, accuracy or truth thereof). The Stockholder Representative will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own willful misconduct or gross negligence. The Effective Time Stockholders shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless, in each case on a Stockholder Pro Rata Basis, against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance and/or administration of the Stockholder Representative’s duties hereunder.

(c) In all questions arising under this Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to any Effective Time Stockholder for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The fees and costs of such counsel may be charged against any amounts payable to the Effective Time Stockholders, the Optionholders and the Warrantholders out of the Indemnity Account.

(d) The Stockholder Representative shall serve in such capacity without compensation, provided that any costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors) incurred by it or its Affiliates in connection with the performance of its obligations under this Section 9.11 may be charged against the Indemnity Account.

9.12 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any judicial determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

9.13 Remedies Cumulative; Specific Performance

The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereby agree that in the event of any breach or threatened breach of any covenant, obligation or other provision set forth in this Agreement for the benefit of the other party, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

9.14 Construction

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

9.15 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

[Signature page follows]

Parent, Acquisition Sub, Holdings, the Company and the Stockholder Representative have caused this Agreement and Plan of Merger to be executed as of the date first written above.

COINSTAR, INC.,
a Delaware corporation

By:	/s/ DAVID W. COLE
Name:	David W. Cole
Title:	CEO

SESAME MERGECO, INC.,
a Delaware corporation

By:	/s/ DAVID W. COLE
Name:	David W. Cole
Title:

ACMI HOLDINGS, INC.,
a Delaware corporation

By:	/s/ WILLIAM F. DAWSON, JR.
Name:	William F. Dawson, Jr.
Title:	Chairman

AMERICAN COIN MERCHANDISING, INC.,
a Delaware corporation

By:	/s/ WILLIAM F. DAWSON, JR.
Name:	William F. Dawson, Jr.
Title:	Chairman

WELLSPRING CAPITAL MANAGEMENT LLC,
a Delaware limited liability company

By:	/s/ WILLIAM F. DAWSON, JR.
Name:	William F. Dawson, Jr.
Title:	Chairman